SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

SAVVIS Communications Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 17, 2005

Date:	May 17, 2005

Time:	9:00 a.m. CDT

Place:	SAVVIS Communications Corporation, 1 Savvis Parkway, Town & Country, MO 63017

Purpose:	1.	To elect ten members of the board of directors to serve until the next annual meeting and until their successors have been elected and qualified;

	2.	To authorize our board of directors to amend our certificate of incorporation to effect a 1-for-15 reverse split of our outstanding common stock, without further approval of our stockholders, upon a determination by our board that such a reverse stock split is in the best interests of our company and our stockholders;

	3.	To authorize our board of directors to amend our certificate of incorporation to effect a 1-for-20 reverse split of our outstanding common stock, without further approval of our stockholders, upon a determination by our board that such a reverse stock split is in the best interests of our company and our stockholders;

	4.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005; and

	5.	To transact such other business as may properly come before the meeting.

Record Date:	Holders of record of our common stock and our Series A convertible preferred stock at the close of business on March 31, 2005, are entitled to receive this notice and to vote at the meeting.

It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the enclosed proxy card. Most stockholders can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement. We appreciate your cooperation.

By Order of the Board of Directors

Grier C. Raclin
Chief Legal Officer and Corporate Secretary

April 13, 2005

SAVVIS COMMUNICATIONS CORPORATION

1 SAVVIS Parkway

Town & Country, Missouri 63017

Phone: (314) 628-7000

PROXY STATEMENT

We will begin mailing this proxy statement and form of proxy card to our stockholders on or about April 13, 2005.

We are furnishing this proxy statement to our stockholders in connection with a solicitation of proxies by our board of directors for use at our 2005 annual meeting of stockholders to be held on May 17, 2005 at 9:00 a.m. CDT at our principal executive offices at SAVVIS Communications Corporation, 1 Savvis Parkway, Town & Country, Missouri 63017. The purpose of the annual meeting and the matters to be acted on are set forth in the accompanying notice of annual meeting.

Who Can Vote

If you held any shares of our voting stock at the close of business on March 31, 2005, then you will be entitled to notice of and to vote at our 2005 annual meeting. On that date, we had 180,463,461 shares of common stock outstanding and entitled to one vote per share and 202,490 shares of Series A convertible preferred stock outstanding and entitled to an aggregate of approximately 377,421,276 votes.

Quorum

The presence, in person or by proxy, of the holders of a majority of the votes represented by our outstanding shares of common stock and Series A convertible preferred stock is necessary to constitute a quorum with respect to the actions listed above. In addition, the presence, in person or by proxy, of the holders of a majority of our outstanding shares of common stock is necessary to constitute a quorum with respect to actions 2 and 3. We will count shares of voting stock present at the meeting that abstain from voting or that are the subject of broker non-votes as present for purposes of determining a quorum. A broker non-vote occurs when a nominee holding common stock for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Voting Rights

Each share of our common stock that you hold entitles you to one vote on all matters that come before the annual meeting. Each share of Series A convertible preferred stock that you hold entitles you to a number of votes equal to the number of whole shares of common stock into which the share of Series A convertible preferred stock is convertible as of the record date. As of the record date, the outstanding shares of Series A convertible preferred stock were entitled to an aggregate of approximately 377,421,276 votes. Inspectors of election will count votes cast at the annual meeting.

The directors will be elected by a plurality of the votes represented by our outstanding shares of common stock and Series A convertible preferred stock, voting together as a single class, and cast at the annual meeting. Withheld votes and broker non-votes will have no effect on the election of directors.

The affirmative vote of the holders of a majority of the votes represented by our outstanding shares of common stock and Series A convertible preferred stock, voting together as a single class, is required to approve the proposals to authorize our board of directors, in its discretion, to amend our certificate of incorporation to effect a 1-for-15 reverse stock split (proposal 2) and to authorize our board of directors, in its discretion, to amend our certificate of incorporation to effect a 1-for-20 reverse stock split (proposal 3). In addition, the affirmative vote of the holders of a majority of our outstanding shares of common stock, voting as a separate class, is required to approve proposals 2 and 3. Abstentions and broker non-votes will have the effect of a vote against these proposals.

The affirmative vote of the holders of a majority of the votes represented by our outstanding shares of common stock and Series A convertible preferred stock, voting together as a single class, present in person or represented by proxy at the annual meeting and entitled to vote, is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005 (proposal 4). Abstentions will have the effect of a vote against these proposals and broker non-votes will have no effect.

Granting Your Proxy

Please mark the enclosed proxy card, date and sign it, and mail it in the postage-paid envelope. The shares represented will be voted according to your directions. You can specify how you want your shares voted by marking the appropriate boxes on the proxy card. Please review the voting instructions on the proxy card and read the entire text of the proposals and the position of the board of directors on these proposals in the proxy statement prior to making your vote. If you properly execute and return a proxy in the enclosed form, your stock will be voted as you specify. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, the proxy representing your common stock will be voted in favor of each of the proposals.

If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from the nominee describing the procedure for voting your shares.

We expect no matter to be presented for action at the annual meeting other than the items described in this proxy statement. The enclosed proxy will, however, confer discretionary authority with respect to any other matter that may properly come before the meeting. If any other matters are presented for action at the meeting, the persons named in the enclosed proxy intend to vote on them in accordance with their best judgment.

2004 Annual Report

A copy of our 2004 annual report, including consolidated financial statements, which is not part of the proxy soliciting material, accompanies this proxy statement. An additional copy will be furnished without charge to beneficial stockholders or stockholders of record upon request by mail to SAVVIS Communications Corporation, Attention: Investor Relations, 12851 Worldgate Drive, Herndon, VA 20170, or by email to investor.relations@savvis.net.

Revoking Your Proxy

If you submit a proxy, you can revoke it at any time before it is exercised by giving written notice to our corporate secretary prior to the annual meeting or by timely delivering a properly executed, later-dated proxy. You may also attend the annual meeting in person and vote by ballot, which would cancel any proxy that you previously submitted.

Electronic Access to Proxy Materials and Annual Report

This proxy statement and the 2004 annual report are available on our website at www.savvis.net. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

If you are a stockholder of record, you can choose this option and save the company the cost of producing and mailing these documents by following the instructions provided at www.melloninvestor.com/isd.

If you choose to view future proxy statements and annual reports over the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address of those materials. Your choice will remain in effect until you cancel it.

If you hold your SAVVIS stock through a bank, broker or other nominee, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

Most stockholders who hold their SAVVIS stock through a bank, broker or other nominee and who elect electronic access will receive an e-mail message next year containing the Internet address to use to access our proxy materials and annual report.

Proxy Solicitation

We will pay all expenses of soliciting proxies for the 2005 annual meeting. In addition to solicitations by mail, we have made arrangements for brokers and nominees to send proxy materials to their principals and, upon their request, we will reimburse them for their reasonable expenses in doing so. Certain of our representatives, who will receive no compensation for their services, may also solicit proxies by telephone, telecopy, personal interview or other means.

Stockholder Proposals

If you want us to consider including a stockholder proposal in next year’s proxy statement, you must deliver it in writing to the Corporate Secretary, SAVVIS Communications Corporation, 12851 Worldgate Drive, Herndon, Virginia 20170 by December 14, 2005. SEC rules set forth standards as to which stockholder proposals are required to be included in a proxy statement. Any stockholder who intends to propose any other matter to be acted on at the 2006 annual meeting of stockholders must inform the Corporate Secretary by February 27, 2006. If notice is not provided by that date, the persons named in our proxy for the 2006 annual meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement for the 2006 annual meeting.

ELECTION OF DIRECTORS

(Proposal 1)

Our business is managed under the direction of our board of directors. Our bylaws provide that our board determines the number of directors, which is currently set at ten. Our board of directors has designated as nominees for director all ten of the directors presently serving on the board.

Unless marked otherwise, proxies received will be voted “FOR” the election of the nominees named below. In the event any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies may be voted for any nominee who may be designated by our present board of directors to fill the vacancy. Alternatively, the proxies may be voted for the balance of the nominees, leaving a vacancy. As of the date of this proxy statement, our board of directors is not aware of any nominee who is unable or will decline to serve as a director.

Vote Required.    The ten nominees receiving the highest number of affirmative votes of the shares represented by our outstanding shares of common stock and Series A convertible preferred stock, voting together as a single class, and cast at the annual meeting, will be elected directors of our company to serve until the next annual meeting and until their successors have been elected and qualified.

Nominees For Director

The nominees for director are set forth below. The board of directors recommends a vote “FOR” each of the nominees listed below.

Nominee	Age
Robert A. McCormick	39
John D. Clark	40
John M. Finlayson	50
Clifford H. Friedman	46
Clyde A. Heintzelman	66
Thomas E. McInerney	63
James E. Ousley	59
James P. Pellow	43
Jeffrey H. Von Deylen	41
Patrick J. Welsh	61

Executive Officers

Our current executive officers and their positions with our company are set forth below.

Executive Officers	Age	Position and Office
Robert A. McCormick	39	Chief Executive Officer and Chairman of the Board
John M. Finlayson	50	President, Chief Operating Officer and Director
Jeffrey H. Von Deylen	41	Chief Financial Officer and Director
Grier C. Raclin	52	Chief Legal Officer and Corporate Secretary
Timothy E. Caulfield	46	Managing Director—Global Solutions
Bryan S. Doerr	41	Chief Technology Officer
Matthew A. Fanning	51	Managing Director—Strategic Accounts
James D. Mori	49	Managing Director—Americas
Richard Warley	39	Managing Director—EMEA

Set forth below is a brief description of the principal occupation and business experience of each of our nominees for director and each of our executive officers.

ROBERT A. McCORMICK has served as the Chairman of our board of directors since April 1999 and as our Chief Executive Officer since November 1999. Mr. McCormick served as Executive Vice President and Chief Technical Officer of Bridge Information Systems, Inc. (“Bridge”) from January 1997 to December 1999, and held various engineering, design and development positions at Bridge from 1989 to January 1997. Mr. McCormick was named Best Executive at the International Business Awards in 2004. Mr. McCormick attended the University of Colorado at Boulder.

JOHN M. FINLAYSON has served as our President and Chief Operating Officer since December 1999 and as a director of our company since January 2000. From June 1998 to December 1999, Mr. Finlayson served as Senior Vice President of Global Crossing Holdings, Ltd. and President of Global Crossing International, Ltd. Before joining Global Crossing, Mr. Finlayson was employed by Motorola, Inc. starting in 1994, most recently as Corporate Vice President and General Manager of the Asia Pacific Cellular Infrastructure Group from March 1998 to May 1998. Mr. Finlayson received a B.S. degree in Marketing from LaSalle University, a M.B.A. degree in Marketing and a post-M.B.A. certification in Information Management from St. Joseph University.

JEFFREY H. VON DEYLEN has served as our Chief Financial Officer and a director since March 2003, after joining us as Executive Vice President for Finance in January 2003. From August 2002 to January 2003, Mr. Von Deylen served as Vice President for Corporate Development and Financial Analyst at American Electric Power Company. From June 2001 to June 2002, Mr. Von Deylen served as Chief Financial Officer for KPNQwest N.V. (“KPNQwest”). In 2002, KPNQwest filed a petition for “surseance” (moratorium) in The Netherlands, which moratorium was converted into a bankruptcy shortly thereafter. Before joining KPNQwest, he was employed by Global TeleSystems Inc. (“GTS”) as Senior Vice President of Finance from October 1999 to May 2001. In 2001, GTS filed, in pre-arranged proceedings, a petition for “surseance” (moratorium), offering a composition, in The Netherlands and a voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code, both in connection with the sale of the company to KPNQwest. From June 1998 until September 1999, Mr. Von Deylen served as Vice President and Corporate Controller of Qwest Communications International. Mr. Von Deylen received a B.S. degree in Accountancy from Miami University and holds a C.P.A. certification.

GRIER C. RACLIN has served as our Chief Legal Officer and Corporate Secretary since joining us in January 2003. Mr. Raclin is responsible for our legal and regulatory affairs, as well facilities and procurement. Prior to joining us, Mr. Raclin served as Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary from 2000 to 2002 and as Senior Vice President of Corporate Affairs, General Counsel and Corporate Secretary from 1997 to 2000 of Global TeleSystems Inc. (“GTS”). In 2001, GTS filed, in pre-arranged proceedings, a petition for “surseance” (moratorium), offering a composition, in The Netherlands and a voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code, both in connection with the sale of the company to KPNQwest. Mr. Raclin earned his law degree from Northwestern University Law School in Chicago, Illinois; attended business school at the University of Chicago Executive Program; and earned his B.S. degree in philosophy cum laude from Northwestern University.

TIMOTHY E. CAULFIELD has served as our Managing Director—Global Solutions since joining us in March 2004. Prior to joining us, Mr. Caulfield served as Senior Vice President Consulting and Hosting Services for Cable & Wireless USA, Inc. and Cable & Wireless Internet Services, Inc. (collectively “CWA”) from September 2002 until we acquired CWA in March 2004 after it filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code. From January 2001 to September 2002, Mr. Caulfield led regional and global operations for Exodus Communications (“Exodus”) until it was acquired by CWA after it filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code. Previously, Mr. Caulfield held various leadership positions with ENVIOSNet, an enterprise and service support company, Gateway, Inc., Sequent Computer Systems and Digital Equipment Corporation. Mr. Caulfield received a B.A. degree from Clark University in Worcester, Massachusetts and a M.B.A. degree from the University of Oregon.

BRYAN S. DOERR has served as our Senior Vice President and Chief Technology Officer since October 2003. From February 2002 to October 2003, Mr. Doerr was our Vice President—Software Development. Prior to this, Mr. Doerr has held several positions in management, software technology research and software development at Bridge, The Boeing Company, and Johns Hopkins University Applied Physics Laboratory. Mr. Doerr received his B.S. in Electrical Engineering from the University of Missouri—Columbia, an M.S. degree in Electrical Engineering from Johns Hopkins University and a Masters in Information Management from Washington University in St. Louis, Missouri.

MATTHEW A. FANNING joined us in February 2000 and serves as our Managing Director—Strategic Accounts. Mr. Fanning oversees our relationships with Reuters Limited and Moneyline Telerate, our two largest customers. Prior to joining us, from March 1997 to February 2000, Mr. Fanning served as Vice President—Marketing and Sales for Comcast Corporation. Mr. Fanning earned his post-MBA certification in Information System Management and his M.B.A. in Marketing from St. Joseph’s University. He received a B.A. in English Literature from St. Joseph’s College.

JAMES D. MORI has served as our Managing Director—Americas since joining us in October 1999. Mr. Mori is responsible for our sales efforts in the United States, Canada and Latin/South America. Previously, Mr. Mori served as Area Director for Sprint Corporation from February 1997 to October 1999 and in various other sales leadership positions with Sprint Corporation prior to that time. Mr. Mori received a B.S. in business administration from the University of Missouri.

RICHARD WARLEY has served as our Managing Director—Europe, Middle East and Africa (EMEA) since September 2003. Previously, Mr. Warley held various positions at SAVVIS, including Executive Vice President of Corporate Development and Managing Director—Asia, since joining us in 2000. Prior to joining SAVVIS, Mr. Warley was a director in an investment banking group of Merrill Lynch & Co., Inc. Mr. Warley earned a B.A. and MSc with distinction from the London School of Economics and his law degree from the College of Law, London.

JOHN D. CLARK has served as a director of our company since April 2002. Mr. Clark is a general partner of Welsh, Carson, Anderson & Stowe, a private equity investment firm, and affiliated entities, which collectively are a principal stockholder of our company. Prior to joining Welsh, Carson, Anderson & Stowe in 2000, Mr. Clark was a general partner at Saunders, Karp & Megrue, a private equity firm, where he was employed from 1993 until 2000. Mr. Clark received a B.S. from Princeton University and a M.B.A. from Stanford University Graduate School of Business.

CLIFFORD H. FRIEDMAN has served as a director of our company since July 2002. Since August 1997, Mr. Friedman has served as senior managing director of Constellation Ventures, a Bear Stearns asset management fund. Mr. Friedman also serves as a director of MTM Technologies, Inc. Mr. Friedman earned a B.S. in Electrical Engineering and Computer Science and a M.S. in Electrophysics from Polytechnic Institute of New York, and a M.B.A. in Finance and Investments from Adelphi University.

CLYDE A. HEINTZELMAN has served as a director of our company since December 1998, and is chairman of the board’s audit committee. Mr. Heintzelman served as the chairman of the board of Optelecom, Inc., from February 2000 to June 2003 and as its interim president and chief executive officer from June 2001 to January 2002. From November 1999 to May 2001, he was president of Net2000 Communications, Inc. On November 16, 2001, Net2000 Communications and its subsidiaries filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code. From December 1998 to November 1999, Mr. Heintzelman served as our president and chief executive officer. Mr. Heintzelman serves on the board of TeleCommunication Systems, Inc., where he chairs the compensation committee and also serves as a member of the audit committee. Mr. Heintzelman received a B.A. in marketing from the University of Delaware and did graduate work at Wharton, the University of Pittsburgh, and the University of Michigan.

THOMAS E. MCINERNEY has served as a director of our company since October 1999 and is a member of the board’s compensation committee. Since 1987, Mr. McInerney has been a general partner of Welsh, Carson, Anderson & Stowe, a private equity investment firm, and affiliated entities, which collectively are a principal stockholder of our company. He is also a director of Centennial Communications Corp. and ITC DeltaCom, Inc. Mr. McInerney also served as the chairman of the executive committee of the board of Bridge, which assumed the responsibilities of the chief executive officer of Bridge, from November 2000 until February 2001. Mr. McInerney received a B.A. from St. John’s University and attended New York University Graduate School of Business Administration.

JAMES E. OUSLEY has served as a director of our company since April 2002 and is a member of the board’s audit and compensation committees. Mr. Ousley served as the president and chief executive officer and director of Vytek Corporation from 2001 until April 2004. From 1999 to 2002, he also served as chairman, CEO and president of Syntegra Inc. (USA), a division of British Telecommunications. From September 1991 to August 1999, Mr. Ousley served as president and CEO of Control Data Systems. Mr. Ousley serves on the boards of Activcard Corp., Bell Microproducts, Inc., Datalink, Inc. and CalAmp Corp. Mr. Ousley received a B.S. from the University of Nebraska.

JAMES P. PELLOW has served as a director of our company since April 2002 and is a member of the board’s audit committee. Mr. Pellow has served at St. John’s University as the executive vice president and treasurer since 1999 and from 1998 until 1999 as senior vice president and treasurer. From 1991 to 1998, Mr. Pellow served in various other senior positions at St. John’s University. Mr. Pellow serves on the board of Centennial Communications Corp., where he chairs the audit committee. Mr. Pellow is a C.P.A. and received a B.B.A. and a M.B.A. from Niagara University.

PATRICK J. WELSH has served as a director of our company since October 1999 and is chairman of the board’s compensation committee. Mr. Welsh was a co-founder of the private equity investment firm Welsh, Carson, Anderson & Stowe. He has served as a general partner of Welsh, Carson, Anderson & Stowe and affiliated entities since 1979, which collectively are a principal stockholder of our company. Mr. Welsh received a B.A. from Rutgers University and a M.B.A. from the University of California at Los Angeles.

Pursuant to an investor rights agreement among us, entities and individuals affiliated with Welsh, Carson, Anderson & Stowe VIII, L.P. (“WCAS VIII”), Reuters Holdings Switzerland SA (“Reuters”), a group of funds affiliated with Constellation Ventures (the “Constellation Entities”) and various other entities, we agreed that, among other things, so long as WCAS VIII and its affiliates own voting stock representing more than 50% of the voting power represented by our outstanding voting stock, they have the right to nominate for election to the board of directors at least half of the members of the board. WCAS VIII and its affiliates owned, as of March 1, 2005, approximately 54% of our outstanding voting power, and accordingly have nominated Messrs. Welsh, McInerney, Clark, Finlayson, and Von Deylen for election to the board. Pursuant to the terms of the investor rights agreement, the Constellation Entities are entitled to nominate one person for election to our board of directors, and accordingly have nominated Mr. Friedman. For a more detailed description of the investor rights agreement, see “Certain Relationships and Related Transactions—Transactions with Welsh, Carson” and “—Transactions with the Constellation Entities” beginning on page 23.

Members of our board of directors are elected each year at our annual meeting of stockholders, and serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified. Our officers are elected annually by our board of directors and serve at the board’s discretion.

Independent Directors

Our board of directors has determined that our company is a “Controlled Company,” as defined in the rules of The NASDAQ Stock Market, Inc. (“NASDAQ”), since WCAS VIII and certain entities and individuals affiliated with WCAS VIII are the beneficial owners of more than 50% of our voting power. We therefore are exempt from certain independence requirements of the NASDAQ rules, including the requirement to maintain a majority of independent directors on our board of directors, an independent compensation committee or a standing nominating committee or committee performing a similar function. In addition, because our company is a “Controlled Company,” the board of directors has not adopted a formal policy or process with regard to the consideration of director candidates recommended by stockholders.

Of the ten directors currently serving on the board of directors, the board has determined that Messrs. Heintzelman, Ousley and Pellow are “independent directors” as defined in the NASDAQ rules and also meet the additional independence standards for audit committee members.

Board of Directors and Committee Meetings during 2004

The board of directors meets regularly during the year to review matters affecting the company and to act on matters requiring the board’s approval. It also holds special meetings whenever circumstances require and may act by unanimous written consent without a meeting. The board of directors met seven times, including by telephone conference, during fiscal year 2004. All directors attended at least 80% of the meetings of the board of directors and the meetings of the committees on which they served held during the period that they served on the board of directors or such committees. Our board of directors has established an audit committee and a compensation committee.

Audit Committee.    Our audit committee consists of Clyde A. Heintzelman, James E. Ousley and James P. Pellow. The board believes that Messrs. Heintzelman, Ousley and Pellow are, “independent directors,” as such term is defined in NASD’s Rule 4200(a)(15). In making this determination, the board considered that Mr. Pellow is the executive vice president and treasurer of St. John’s University and that Mr. McInerney, another of our directors and a general partner of Welsh, Carson, Anderson & Stowe, our principal stockholder, has made significant charitable contributions to St. John’s University in his individual capacity over the last several years. The board of directors determined, after considering the size of the contributions relative to the size of St. John’s University’s revenues and the fact that the contributions were made by Mr. McInerney personally and not by us or Welsh, Carson, Anderson & Stowe, that the existence of such contributions would not interfere with Mr. Pellow’s exercise of independent judgment in carrying out his responsibilities as a director. Separately, the board has determined that Mr. Pellow, one of its independent directors, is an “audit committee financial expert” as defined by the rules and regulations of the U.S. Securities and Exchange Commission.

The responsibilities of our audit committee include:

•	engaging an independent audit firm to audit our financial statements and to perform services related to the audit;

•	reviewing the scope and results of the audit with our independent registered public accounting firm;

•	considering the adequacy of our internal accounting control procedures; and

•	considering auditors’ independence.

The board of directors has adopted a written charter for the audit committee, which is included as Annex A to this proxy statement. The audit committee held thirteen meetings during fiscal year 2004.

Compensation Committee.    Our compensation committee consists of Messrs. Thomas E. McInerney, Patrick J. Welsh and James E. Ousley. The compensation committee is responsible for determining the salaries and incentive compensation of our management and key employees and administering our stock option plan. The compensation committee held five meetings during fiscal year 2004.

Our company does not have a nominating committee or a committee serving a similar function. Nominations are made by and through the full board of directors.

Communications with Board of Directors and Annual Meeting Attendance

The board of directors provides a process for stockholders to send communications to the board or any of the directors. Stockholders may send written communications to the board or any of the directors c/o Corporate Secretary, SAVVIS Communications Corporation, 12851 Worldgate Drive, Herndon, Virginia 20170. All communications will be compiled by the Corporate Secretary of the company and submitted to the board or the individual directors on a periodic basis. This information is also contained on our website at www.savvis.net.

We do not have a formal policy that directors attend our annual meeting of stockholders. We have determined that the process for stockholders to send written communications to the board is sufficient for our stockholders to discuss matters with the board. One director attended our 2004 annual meeting.

Director Compensation

Directors who are also employees of our company or are affiliated with one of our principal stockholders do not receive additional compensation for serving as a director. During 2004, each director who was not an employee of our company and who was not affiliated with one of our principal stockholders received an annual retainer of $10,000. In addition, in 2004, we paid the non-employee/non-affiliated directors as follows for their attendance at board and committee meetings: $1,500 per board meeting attended in person; $750 per committee meeting attended in person; and $250 per board and committee meeting attended by telephone. Directors are also reimbursed for all reasonable expenses incurred in connection with their service. Accordingly, in 2004 in addition to the annual retainer, we paid the following directors the following amounts for meetings they attended: Mr. Heintzelman, $18,250; Mr. Ousley, $19,750; and Mr. Pellow, $18,250.

Commencing February 16, 2005, each director who was not an employee of our company and who was not affiliated with one of our principal stockholders will receive an annual retainer of $15,000 and a fee of $1,500 for each regularly scheduled meeting of the board attended in person or by means of conference telephone call. In addition, each non-employee/non-affiliated director that is a member of a standing committee will be paid as follows: the chairman of a standing committee will receive an annual fee of $5,000, and each member of a standing committee will receive $1,000 for each regularly scheduled meeting attended in person and by means of conference telephone call.

EXECUTIVE COMPENSATION

The following table provides you with information about compensation earned during each of the last three fiscal years by our chief executive officer and the other four most highly compensated executive officers employed by us in fiscal year 2004, who we refer to as our named executive officers.

Summary Compensation Table(1)

					Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus(4)		Securities Underlying Stock Options		All Other Compensation(2)
Robert A. McCormick	2004	$450,000	$157,500		1,000,000		$6,500
Chief Executive Officer and	2003	400,000	—		—		2,400
Chairman of the Board	2002	400,000	88,658	(3)	4,734,965	(3)	2,400

John M. Finlayson	2004	420,000	126,000		800,000		4,625
President and Chief	2003	400,000	—		—		2,400
Operating Officer	2002	400,000	73,882	(3)	4,084,553	(3)	2,400

Jeffrey H. Von Deylen(5)	2004	275,000	68,750		650,000		4,952
Chief Financial Officer	2003	233,502	100,000		1,000,000		75,419

Grier C. Raclin(5)	2004	250,000	62,500		650,000		2,212
Chief Legal Officer	2003	245,000	171,500		1,000,000		2,400

James D. Mori	2004	225,000	56,250		400,000		6,500
Managing Director—Americas	2003	218,000	25,000		—		2,400
	2002	218,000	29,553	(3)	1,170,486	(3)	2,400

(1)	In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance or other benefits received by the executive officers that are available generally to all salaried employees and various perquisites and other personal benefits received by the executive officers, which do not exceed the lesser of $50,000 or 10% of any officer’s salary and bonus disclosed in this table.

(2)	The amounts in 2004 consist of matching contributions made under our 401(k) plan of $6,500 for Mr. McCormick, $4,625 for Mr. Finlayson, $4,952 for Mr. Von Deylen, $2,212 for Mr. Raclin and $6,500 for Mr. Mori.

(3)	Bonuses for fiscal year 2002 were paid partially in cash and the remainder were paid in stock option grants. The cash portion of the bonuses was awarded in April 2003. The stock option grants were awarded in June 2003. These options were fully vested when granted and had an aggregate discount amount (the difference between the fair market value per share of our common stock and the exercise price on the grant date) of $132,988 for Mr. McCormick, $110,823 for Mr. Finlayson and $44,329 for Mr. Mori. Mr. McCormick was granted options for 340,994 shares of common stock at an exercise price of $.39 per share; Mr. Finlayson was granted options for 284,162 shares of common stock at an exercise price of $.39 per share; and Mr. Mori was granted options for 113,665 shares of common stock at an exercise price of $.39 per share.

(4)	Cash bonuses for fiscal year 2004 were awarded and paid in April 2005. Cash bonuses for fiscal year 2003 were awarded in February 2004 and paid in April 2004.

(5)	Messrs. Von Deylen and Raclin joined our company in January 2003.

Option Grants in Last Fiscal Year

The following table shows grants of stock options to each of our named executive officers during 2004. The percentages in the table below are based on options to purchase a total of 20,743,027 shares of our common stock granted to all our employees and directors in 2004. The numbers are calculated based on the requirements of the SEC and do not reflect our estimate of future stock price growth.

Options Granted In 2004

	Individual Grants
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2004	Exercise Price per Share(1)	Expiration Date	Grant Date Value(2)
Robert A. McCormick	1,000,000	4.8%	$1.01	8/16/2014	$751,700
John M. Finlayson	800,000	3.9%	$1.01	8/16/2014	$601,360
Jeffrey H. Von Deylen	650,000	3.1%	$1.01	8/16/2014	$488,605
Grier C. Raclin	650,000	3.1%	$1.01	8/16/2014	$488,605
James D. Mori	400,000	1.9%	$1.01	8/16/2014	$300,680

(1)	All options granted to the named officers were granted on August 16, 2004. The options become exercisable in four equal parts on the first, second, third and fourth anniversaries of the grant date.

(2)	Options were valued under the Black-Scholes option pricing methodology, which produces a per share option price of $0.75, using the following assumptions and inputs: expected option life of 4 years, expected price volatility of 110%, dividend yield of zero, and an interest rate of 3% based on the 3-year and 5-year Treasury yield curve rates. The actual value, if any, the employee may realize from these options will depend solely on the gain in stock price over the exercise price when the options are exercised.

Aggregate Option Exercises in 2004 and Fiscal Year-End Option Values

The following table sets forth as of December 31, 2004, for each of our named executive officers:

•	the total number of shares received upon exercise of options during 2004;

•	the value realized upon that exercise;

•	the total number of unexercised options to purchase our common stock; and

•	the value of such options which were in-the-money at December 31, 2004.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert A. McCormick	—	—	2,155,986	3,919,973	$1,009,713	$1,347,189
John M. Finlayson	—	—	1,849,051	3,319,664	$860,409	$1,153,062
Jeffrey H. Von Deylen	100,000	260,800	87,500	1,462,500	$66,500	$525,000
Grier C. Raclin	118,125	291,081	69,375	1,462,500	$52,725	$525,000
James D. Mori	—	—	594,494	975,992	$243,742	$296,157

(1)	These values have been calculated on the basis of the last reported sale price of our common stock on the Nasdaq SmallCap Market as reported on December 31, 2004 of $1.16.

Arrangements with Executive Officers

Arrangement with Mr. McCormick.    On April 2, 2001, we entered into an agreement with Mr. McCormick, which agreement ratified the terms of Mr. McCormick’s employment arrangements. The agreement provided that Mr. McCormick would serve as our Chairman and Chief Executive Officer effective as of January 3, 2000. Under this agreement, as amended, Mr. McCormick is entitled to a base salary of $450,000 per year. In addition, he is eligible to receive a discretionary annual incentive bonus, which is targeted at 70% of his base salary, but can be greater or less, based on his personal and overall corporate performance. Mr. McCormick is entitled to benefits commensurate with those available to other senior executives.

In connection with his employment, Mr. McCormick received options to purchase 750,000 shares of our common stock at an exercise price of $.50 per share, 500,000 of which were granted on July 22, 1999 and 250,000 of which were granted on December 30, 1999. All of these options vested on the date of their grant. Mr. McCormick will have the right to exercise all options for one year after the termination of his employment, unless his employment was terminated for cause.

In the event we terminate Mr. McCormick’s employment without cause or if he terminates his employment for good reason, he will be entitled to receive a lump sum severance payment equal to his then current base annual salary, which will not be less than his highest annual salary paid by us. In the event of a change in control of our company, Mr. McCormick has agreed to remain with our company for a period of up to twelve months if the new management requests him to do so. A change of control, as defined in the agreement, includes a merger or consolidation of the company or a subsidiary with another company as a result of which more than fifty percent of the outstanding shares of the company after the transaction are owned by stockholders who were not stockholders of the company before the transaction. We will reimburse Mr. McCormick for any parachute payment taxes he would incur under the Internal Revenue Code of 1986, which we refer to as the Internal Revenue Code or Code, as a result of such a change in control. We may terminate Mr. McCormick’s employment for cause at any time without notice, in which case he will not be entitled to any severance benefits.

Arrangement with Mr. Finlayson.    On December 28, 1999, we entered into an agreement with Mr. Finlayson pursuant to which he agreed to serve as our President and Chief Operating Officer effective December 31, 1999. Under this agreement, as amended, Mr. Finlayson is entitled to a base salary of $420,000 per year. In addition, he is eligible to receive a discretionary annual incentive bonus, which is targeted at 60% of his base salary, but can be greater or less, based on his personal and overall corporate performance. Mr. Finlayson will be entitled to benefits commensurate with those available to other senior executives.

In connection with his employment, Mr. Finlayson received options to purchase 650,000 shares of our common stock at an exercise price of $.50 per share, all of which have vested. Mr. Finlayson will have the right to exercise all options for one year after the termination of his employment unless his employment was terminated for cause.

In the event we terminate Mr. Finlayson’s employment without cause or if he terminates his employment for good reason, he will be entitled to receive a lump sum severance payment equal to his then current base annual salary, which will not be less than his highest annual salary paid by us. In the event of a change in control of our company, Mr. Finlayson has agreed to remain with our company for a period of up to twelve months if the new management requests him to do so. A change in control, as defined in the agreement, includes a merger or consolidation of the company or a subsidiary with another company as a result of which more than fifty percent of the outstanding shares of the company after the transaction are owned by stockholders who were not stockholders of the company before the transaction. We will reimburse Mr. Finlayson for any parachute payment taxes he would incur under the Internal Revenue Code as a result of such a change in control. We may terminate Mr. Finlayson’s employment for cause at any time without notice, in which case he will not be entitled to any severance benefits.

Arrangement with Mr. Von Deylen.    On January 2, 2003, we entered into an agreement with Mr. Von Deylen pursuant to which he became our Chief Financial Officer. Under this agreement, as amended, Mr. Von Deylen is entitled to an annual base salary of $275,000. In addition, he is eligible to receive a discretionary annual incentive bonus, which is targeted at 50% of his base salary, but can be greater or less, based on his personal and overall corporate performance. On January 2, 2003, we granted Mr. Von Deylen options to purchase 750,000 shares of our common stock at an exercise price of $.40 per share, which will vest over four years and options to purchase 250,000 shares of our common stock at an exercise price of $1.49 per share, which will vest over three years commencing in January 2004. In the event of a change of control, which is defined as a company other than Welsh, Carson taking ownership of more than 50% of our voting shares, all granted options will immediately vest. Mr. Von Deylen has also agreed in the event of a change in control to remain with our company for a period of up to six months if the new management requests him to do so. Under this agreement, Mr. Von Deylen is entitled to benefits commensurate with those available to executives of comparable rank.

In the event we terminate Mr. Von Deylen’s employment without cause, Mr. Von Deylen will be entitled to receive his then current base salary for a period of one year, a lump sum payment equal to his pro rated target bonus and any unpaid bonus from the prior year. In addition, the vesting of Mr. Von Deylen’s options will accelerate by one year, and he will have the right to exercise all vested options for a period of twelve months from the date of termination, unless he becomes employed elsewhere during that period, in which case he would only be entitled to exercise his options immediately. Mr. Von Deylen will receive a similar payment if he were to resign as a result of being forced to relocate without his consent from the metropolitan area in which he was living at the time of his resignation, or if he were to be reassigned to a position entailing materially reduced responsibilities or opportunities for compensation.

Arrangement with Mr. Raclin.    On January 6, 2003, we entered into an agreement with Mr. Raclin pursuant to which he became our Chief Legal Officer and Corporate Secretary, effective January 1, 2003. Under this agreement, as amended, Mr. Raclin is entitled to an annual base salary of $250,000. In addition, he is eligible to receive a discretionary annual incentive bonus, which is targeted at 50% of his base salary, but can be greater or less, based on his personal and overall corporate performance. For 2003, the agreement provides that Mr. Raclin will receive a bonus equal to no less than 70% of his 2003 annual base salary, which was $245,000, which such bonus he received in April 2004. On January 2, 2003, we granted Mr. Raclin options to purchase 750,000 shares of our common stock at an exercise price of $.40 per share, which will vest over four years and options to purchase 250,000 shares of our common stock at an exercise price of $1.49 per share, which will vest over three years commencing in January 2004. In the event of a change of control, which is defined as a company other than Welsh, Carson taking ownership of more than 50% of our voting shares, all granted options will immediately vest. We will reimburse Mr. Raclin for any parachute payment taxes he would incur under the Internal Revenue Code as a result of such change of control. Under this agreement, Mr. Raclin is entitled to benefits, including severance, commensurate with those available to executives of comparable rank.

In the event we terminate Mr. Raclin’s employment without cause or for reasons other than performance, Mr. Raclin will be entitled to receive benefits at a level not less than those received by other similarly situated senior executive employees of the company, which will at least include a lump sum payment of his then current base salary for a period of one year, the pro rata portion of the prior year’s bonus, and three months’ notice. In addition, all granted options will immediately vest and he will have the right to exercise all vested options for a period of twelve months from the date of termination. Mr. Raclin will receive a similar payment if he were to resign as a result of being forced to relocate without his consent from the metropolitan area in which he was living at the time of his resignation, or if he were to be reassigned to a position entailing materially reduced responsibilities or opportunities for compensation.

Arrangement with Mr. Mori.    On September 30, 1999, we entered into an agreement with Mr. Mori pursuant to which he became our Executive Vice President and General Manager for Americas effective October 1, 1999; in 2003 we changed Mr. Mori’s title to Managing Director—Americas. Under this agreement, as amended, Mr. Mori is entitled to an annual base salary of $225,000. In addition, he is eligible to receive a discretionary annual incentive bonus, which is targeted at 50% of his base salary, but can be greater or less, based on his personal and overall corporate performance. On October 29, 1999 and December 30, 1999, we granted Mr. Mori options to purchase 225,000 shares and 75,000 shares of our common stock, respectively, each at an exercise price of $.50 per share. All of these options have vested. Under this agreement, Mr. Mori is entitled to benefits commensurate with those available to executives of comparable rank.

In the event we terminate Mr. Mori’s employment without cause after the second anniversary of his employment, and either we are not a public company or we are a public company and our shares on the date of termination trade at a price less than $15 per share, Mr. Mori will be entitled to receive a payment of $450,000. Mr. Mori will receive a similar payment if he were to resign as a result of an acquisition of more than 30% of our voting shares by an entity other than Bridge, if he were to be forced to relocate without his consent from the St. Louis metropolitan area, or if he were to be reassigned to a position entailing materially reduced responsibilities or opportunities for compensation.

Compensation Committee Interlocks and Insider Participation

Messrs. McInerney and Welsh are general partners of WCAS VIII and affiliated entities, which collectively owned, as of March 1, 2005, 54% of our outstanding voting stock. See “Certain Relationships and Related Transactions—Transactions with Welsh Carson” beginning on page 23.

In 2004, none of our executive officers served as a director or member of the compensation committee of another entity whose executive officers had served on our board of directors or on our compensation committee.

Compensation Committee Report on Executive Compensation for 2004

Our compensation committee reviews, analyzes and recommends compensation programs to our board of directors and administers and grants awards under our 1999 stock option plan and our 2003 incentive compensation plan. During 2004, the compensation committee consisted of Messrs. Thomas E. McInerney, Patrick J. Welsh and James E. Ousley. None of these directors are current or former employees of our company.

Compensation Policies Toward Executive Officers

The compensation committee has structured its compensation policies to achieve the following goals:

•	attract, motivate and retain experienced and qualified executives;

•	increase the overall performance of the company;

•	increase stockholder value; and

•	increase the performance of individual executives.

To achieve these objectives, the compensation program for our executive officers consists principally of three elements: base salary, cash bonuses and/or stock and long-term incentive compensation in the form of participation in our 1999 stock option plan and our 2003 incentive compensation plan.

The compensation committee seeks to provide competitive salaries based upon individual performance together with cash and/or bonuses awarded based on our overall performance relative to corporate objectives, taking into account individual contributions, teamwork and personal and corporate performance levels. In addition, it is our policy to grant stock options, restricted stock, and/or other incentive compensation awards linked to the performance of our common stock to executives upon their commencement of employment and periodically thereafter in order to strengthen the alliance of interest between such executives and stockholders and to give executives the opportunity to reach the top compensation levels of the competitive market depending on our performance. The following describes in more specific terms the elements of compensation that implement the compensation committee’s compensation policies, with specific reference to compensation reported for 2004:

Base Salaries.    Base salaries of executives are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the individual, and the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at peer public companies in the same geographic region. To ensure retention of qualified management, we have entered into employment agreements with each of our named executive officers. The terms of such agreements were the results of arms-length negotiations between us and each executive officer. You can find further information regarding the employment agreements of the named executive officers under the heading “Arrangements with Executive Officers,” above. The agreements establish the base salary for each officer during the term of the agreement. We will review the salaries for the executives annually and, if appropriate, adjust based on individual performance, increases in general levels of compensation for executives at comparable firms and our overall financial results.

Bonuses.    The compensation committee also considers the payment of cash bonuses as part of its compensation program. Annual cash bonuses reflect a policy of requiring a certain level of company financial and operational performance for the prior fiscal year before any cash bonuses are earned by executive officers. In general, the compensation committee has tied potential bonus compensation to performance factors, including the executive officer’s efforts and contributions towards obtaining company objectives and the company’s overall growth. In 2004, the compensation committee established revenue and cash balance targets as the primary factors for determining executive incentive compensation. The employment agreements of each of the executive officers provide that each of these employees will be entitled to a bonus consisting of cash in an amount determined before the conclusion of each fiscal year.

Stock Awards.    A third component of executive officers’ compensation is our 1999 stock option plan and 2003 incentive compensation plan, pursuant to which we may grant executive officers and other employees options to purchase shares of our common stock, restricted or unrestricted stock, stock units, or other stock-based awards. The compensation committee grants such awards to executives in order to align their interests with the interests of our stockholders. Such awards are considered by the compensation committee to be an effective long-term incentive because the executives’ gains are linked to increases in the stock value that in turn provides stockholder gains.

The compensation committee generally grants such awards to new executive officers and other key employees upon their commencement of employment with us and periodically thereafter. The option awards generally are granted at an exercise price equal to the market price of our common stock on the date or grant or on the last day of the month following the date of the grant. The full benefit of the awards is realized upon appreciation of the stock price in future periods, thus providing an incentive to create value for our stockholders through appreciation of stock price. We believe that such awards have been helpful in attracting and retaining skilled executive personnel. In 2004, we granted a total of 3,500,000 stock options to our named executive officers. The per share option exercise price of such options was determined to be the fair market value of our common stock on the date of grant.

Other.    We have a contributory retirement plan for our employees (including executive officers) age 21 and over. Employees are eligible to begin participation on a quarterly basis. This 401(k) plan provides that each participant may contribute up to 15% of his or her salary (not to exceed the annual statutory limit). We generally make matching contributions to each participant’s account equal to 50% of the participant’s contribution up to 6% of the participant’s annual compensation.

Chief Executive Officer Compensation

The executive compensation policy described above has been applied in setting Mr. McCormick’s 2005 compensation. Mr. McCormick generally participates in the same executive compensation plans and arrangements available to the other executives. Accordingly, his compensation consists of annual base salary, annual bonus, and long-term equity-linked compensation. The compensation committee’s general approach in establishing Mr. McCormick’s compensation is to be competitive with peer companies. In addition, the specific 2004 compensation elements for Mr. McCormick’s compensation were determined in light of his level of responsibility, performance, current salary and other compensation awards and performance of the company. Mr. McCormick’s compensation during the year ended December 31, 2004 included $450,000 in base salary. Mr. McCormick’s base salary for 2004 was consistent with the compensation committee’s policy of being competitive with the compensation of chief executive officers of peer companies. In addition, we granted Mr. McCormick options to purchase 1,000,000 shares of common stock in 2004 at an average exercise price of $1.01 per share which shares vest equally over four years. Mr. McCormick’s base salary for 2005 remains unchanged. For 2005, the compensation committee has established revenue and cash balance targets as the primary factors for determining his incentive compensation, which will be targeted at a percentage of his base salary to be determined by the committee. Mr. McCormick’s incentive compensation for 2005 may be greater or less than this percentage based on whether such targets are met or exceeded.

Compensation Deductibility Policy

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if specified requirements are met. The board of directors and the compensation committee reserve the authority to award non-deductible compensation in circumstances they deem appropriate. In 2004, stock options granted by the compensation committee under our 1999 stock option plan and 2003 incentive compensation plan did not satisfy the requirements for exemption under Section 162(m) as qualifying performance-based compensation.

Submitted by the Compensation Committee for fiscal year 2004,

Patrick J. Welsh, Thomas E. McInerney, James E. Ousley

Audit Committee Report for Fiscal Year 2004

In accordance with its written charter adopted by the board of directors, the audit committee of the board assists the board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. In addition, the audit committee is responsible for overseeing the company’s implementation of the internal controls required under Section 404 of the Sarbanes Oxley Act of 2002. The audit committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2004 with our management. The audit committee has discussed with Ernst & Young LLP, our independent registered public accounting firm during fiscal year 2004, the matters required to be discussed by Statements on Auditing Standards No. 61 and No. 90. The audit committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 and discussed with Ernst & Young LLP its independence. Based on the review and discussions described above, the audit committee recommended to the board of directors that our audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2004.

Submitted by the Audit Committee,

Clyde A. Heintzelman, James E. Ousley, James P. Pellow

STOCKHOLDER RETURN PERFORMANCE GRAPH

COMPARISON OF 58 MONTH CUMULATIVE TOTAL RETURN*

AMONG SAVVIS COMMUNICATIONS CORPORATION,

THE NASDAQ STOCK MARKET (U.S.) INDEX

A NEW PEER GROUP AND AN OLD PEER GROUP

* $100 invested on 2/15/00 in stock or on 1/31/00 in index-

including reinvestment of dividends

Fiscal year ending December 31.

The peer group in the graph that we refer to as the old peer group (the “Old Peer Group”) is a specially constructed group that we used prior to this year for comparative purposes. This group included the common stocks of Equant N.V., Infonet Services Corp., Interland, Inc. and Internap Network Services Corporation. Two of the companies in this group have announced plans to be acquired by large telecommunications providers: Equant N.V. by France Telecom and Infonet Services Corp. by British Telecom. In addition, our line-of-business changed slightly due to our acquisition of certain assets of Cable & Wireless USA, Inc. and Cable & Wireless Internet Services, Inc. in March 2004. These changes have made the Old Peer Group less relevant for comparative purposes, and we have accordingly adopted a new composite peer group index (the “New Peer Group”), replacing Equant and Infonet Services Corp. with Broadwing, Inc. and Equinix, Inc. We believe this new composite index provides a better basis for performance comparisons than the old index.

The points on the graph represent the following numbers:

	Cumulative Total Return
	February 15, 2000	December 31, 2000	December 31, 2001	December 31, 2002	December 31, 2003	December 31, 2004
SAVVIS	$100.00	3.65	2.38	1.67	6.23	4.83
Nasdaq Stock Market (U.S.)	$100.00	62.22	47.05	27.29	39.92	42.32
New Peer Group	$100.00	11.09	1.72	0.43	1.01	0.59
Old Peer Group	$100.00	18.88	11.76	4.54	7.20	4.24

OWNERSHIP OF SECURITIES

Ownership of Our Voting Stock

The following table provides you with information about the beneficial ownership of shares of our voting stock as of March 1, 2005, by:

•	each person or group that, to our knowledge, beneficially owns more than 5% of the outstanding shares of a class of voting stock;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.

The persons named in the table have sole voting and investment power with respect to all shares of voting stock shown as beneficially owned by them, subject to community property laws where applicable and unless otherwise noted in the notes that follow. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within 60 days of March 1, 2005, are deemed outstanding for purposes of computing the percentage beneficially owned by the person or entity holding such securities but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person or entity. Percentage of beneficial ownership is based on 178,004,256 shares of common stock and 202,490 shares of Series A preferred stock outstanding as of the close of business on March 1, 2005.

The “Total Voting Power” column reflects each listed individual’s or entity’s percent of actual ownership of all voting securities of our company. As a result, this column excludes any shares of common stock subject to options and warrants, as holders of those securities will not be entitled to vote with respect to such securities unless such securities are exercised.

As of March 1, 2005, we had shares of capital stock outstanding representing 551,909,660 votes.

Unless otherwise indicated below, the address for each listed director and executive officer is SAVVIS Communications Corporation, 1 Savvis Parkway, Town & Country, Missouri 63017.

	Common Stock			Series A Preferred Stock(1)			Total Voting Power
Name of Beneficial Owner	# of shares		% of class	# of shares		% of class	(%)
5% Stockholder
Welsh, Carson, Anderson & Stowe	299,548,297	(2)	70%	133,332	(3)	66%	54%
Reuters Holdings Switzerland SA	76,196,469	(4)	30%	40,870		20%	14%
Oak Hill Entities	19,658,660	(5)	11%	—		—	4%
Constellation Entities	48,637,694	(6)	22%	20,000	(7)	10%	8%
JPMorgan Chase & Co.	13,030,020	(8)	7%	—		—	2%

	Common Stock			Series A Preferred Stock(1)			Total Voting Power
Name of Beneficial Owner	# of shares		% of class	# of shares		% of class	(%)
Executive Officers and Directors
Robert A. McCormick	3,473,481	(9)	*	—		—	*
John M. Finlayson	3,025,095	(10)	*	—		—	*
Jeffrey H. Von Deylen	358,333	(11)	*	—		—	*
Grier C. Raclin	340,208	(12)	*	—		—	*
James D. Mori	1,191,741	(13)	*	—		—	*
Clyde A. Heintzelman	60,000	(14)	*	—		—	*
Patrick J. Welsh	301,821,520	(15)	71%	134,555	(16)	67%	55%
Thomas E. McInerney	301,795,951	(17)	71%	134,422	(18)	66%	55%
John D. Clark	252,751,465	(19)	64%	116,115	(20)	57%	46%
James E. Ousley	50,000	(21)	*	—		*	*
James P. Pellow	75,000	(22)	*	—		*	*
Clifford Friedman	0		*	—		*	*
All executive officers and directors as a group (12 persons)	312,546,823		72%	135,655		67%	55%

*	Less than one percent.

(1)	As of March 1, 2005, holders of Series A preferred stock were entitled to an aggregate of approximately 373,905,404 votes.

(2)	Includes 25,891,884 shares beneficially held by Welsh, Carson, Anderson & Stowe VI, L.P., which we refer to as WCAS VI, 19,411,038 shares beneficially held by Welsh, Carson, Anderson & Stowe VII, L.P., which we refer to as WCAS VII, 65,357 shares beneficially held by WCAS Information Partners, L.P., which we refer to as WCAS IP, 667,761 shares held by WCAS Capital Partners II, L.P., which we refer to as WCAS CP II, 252,733,029 shares beneficially held by WCAS VIII, and 779,228 shares beneficially held by WCAS Management Corporation, which we refer to as WCAS Management. 18,127,796 of the shares beneficially owned by WCAS VI, 13,590,331 of the shares beneficially owned by WCAS VII, 214,576,549 of the shares beneficially owned by WCAS VIII and 57,278 of the shares beneficially owned by WCAS Management are issuable upon the conversion of the shares of Series A preferred stock, including accrued and unpaid dividends through March 1, 2005, issued by us to these entities under securities purchase agreements dated as of March 6, 2002 and September 18, 2002. The respective sole general partners of WCAS VI, WCAS VII, WCAS IP, WCAS CP II and WCAS VIII are WCAS VI Partners, L.P., WCAS VII Partners, L.P., WCAS INFO Partners, WCAS CP II Partners and WCAS VIII Associates, LLC.

The individual general partners of each of these partnerships include some or all of Bruce K. Anderson, Russell L. Carson, John D. Clark, Anthony J. de Nicola, D. Scott Mackesy, Thomas E. McInerney, Robert A. Minicucci, James R. Matthews, Paul B. Queally, Jonathan M. Rather, Sanjay Swani and Patrick J. Welsh. The individual general partners who are also directors of the company are Thomas E. McInerney, Patrick J. Welsh and John D. Clark. Each of the foregoing persons may be deemed to be the beneficial owner of the common stock owned by the limited partnerships of whose general partner he or she is a general partner. The address of Welsh, Carson, Anderson & Stowe is 320 Park Avenue, Suite 2500, New York, NY 10022.

(3)	Includes 9,828 shares of Series A preferred stock held by WCAS VI, 7,368 shares of Series A preferred stock held by WCAS VII, 116,105 shares of Series A preferred stock held by WCAS VIII, and 31 shares of Series A preferred stock held by WCAS Management.

(4)

Consists of 76,196,469 shares of common stock issuable upon the conversion of the shares of our Series A preferred stock, including accrued and unpaid dividends through March 1, 2005, acquired by Reuters on March 18, 2002 upon conversion of its 12% convertible senior secured notes due 2005, including accrued and unpaid interest. Such shares of Series A convertible preferred stock are convertible at any time at the holder’s option. According to Schedule 13D filed by Reuters on March 20, 2002, Reuters has both shared voting power and shared disposition power with Reuters Group PLC over the common stock issuable upon the conversion of its shares of our Series A preferred stock. The principal executive offices of Reuters are located at 153 route de Thonon, 1245 Collange-Bellerive, Switzerland. Reuters is an indirect subsidiary of Reuters Group PLC, a public limited liability company registered in England and Wales with its principal executive offices located at 85 Fleet Street, London EC4P 4AJ, England.

(5)	Information with respect to the outstanding shares beneficially owned by the Oak Hill Entities is based on a Schedule 13G filed with the SEC on December 20, 2004 by such entities. Consists of shares of common stock held by Oak Hill Special Opportunities Fund, L.P., Oak Hill Special Opportunities Fund (Management), L.P., Oak Hill Securities Fund, L.P., Oak Hills Securities Fund II, L.P., Oak Hill Credit Alpha Fund, L.P., Oak Hill Credit Alpha Fund (Offshore), Ltd., Cardinal Fund I, L.P., FW Savvis Investors, L.P. The principal executive offices of the Oak Hill Entities are located at 201 Main Street, Fort Worth, TX 76102.

(6)	Includes 25,719,425 shares of common stock beneficially held by Constellation Venture Capital II, L.P., which we refer to as CVC II, 12,159,334 shares beneficially held by Constellation Venture Capital Offshore II, L.P., which we refer to as CVC Offshore, 10,189,488 shares beneficially held by The BSC Employee Fund IV, L.P., which we refer to as BSC Fund, and 569,447 shares held by CVC II Partners, L.L.C., which we refer to as CVC II Partners. 36,118,392 of the shares beneficially owned by these entities are issuable upon the conversion of the shares of Series A preferred stock, including accrued and unpaid dividends through March 1, 2005, issued by us to these entities under a securities purchase agreement dated as of June 28, 2002. According to Schedule 13D/A filed by the Constellation Entities on January 11, 2005, all of the Constellation Entities have both shared voting power and shared disposition power with Bear Stearns Asset Management Inc. and CVC II, CVC Offshore and CVC II Partners have both shared voting power and shared disposition power with Constellation Ventures Management II, LLC. The address of the Constellation Entities is 383 Madison Avenue, New York, New York 10179.

Includes 3,525,227 shares of common stock subject to warrants that are currently exercisable by CVC II, 1,666,620 shares of common stock subject to warrants that are currently exercisable by CVC Offshore, 1,396,610 shares of common stock subject to warrants that are currently exercisable by BSC Fund and 78,210 shares of common stock subject to warrants that are currently exercisable by CVC II Partners.

(7)	Includes 10,576 shares of Series A preferred stock held by CVC II, 5,000 shares of Series A preferred stock held by CVC Offshore, 4,190 shares of Series A preferred stock held by BSC Fund, and 234 shares of Series A preferred stock held by CVC II Partners.

(8)	Information with respect to the outstanding shares beneficially owned by JPMorgan Chase & Co., which we refer to as JPMorgan, is based on a Schedule 13G/A filed with the SEC on February 10, 2005 by such firm. JPMorgan reports that JPMorgan Chase Bank, National Association, its subsidiary, beneficially owns all of the shares. The principal executive offices of JP Morgan are located at 270 Park Ave., New York, NY 10017.

(9)	Includes 3,063,481 shares of common stock subject to options that are exercisable within 60 days of March 1, 2005.

(10)	Includes 2,631,495 shares of common stock subject to options that are exercisable within 60 days of March 1, 2005 and 37,500 shares of common stock held in trust for the benefit of Mr. Finlayson’s children.

(11)	Includes 358,333 shares of common stock subject to options that are exercisable within 60 days of March 1, 2005.

(12)	Includes 340,208 shares of common stock subject to options that are exercisable within 60 days of March 1, 2005 and 1,200 shares of common stock held by his wife.

(13)	Includes 891,741 shares of common stock subject to options that are exercisable within 60 days of March 1, 2005.

(14)	Includes 60,000 shares of common stock subject to options that are exercisable within 60 days of March 1, 2005.

(15)	Includes 299,482,940 shares held by Welsh, Carson, Anderson & Stowe, as described in note 2 above. Also includes 2,259,452 shares issuable upon the conversion of the shares of Series A preferred stock individually held by Mr. Welsh, including accrued and unpaid dividends through March 1, 2005, and 15,000 shares of common stock subject to options that are exercisable within 60 days of March 1, 2005.

(16)	Includes 133,332 shares of Series A preferred stock held by Welsh, Carson, Anderson & Stowe, as described in note 3 above.

(17)	Includes 299,548,297 shares held by Welsh, Carson, Anderson & Stowe, as described in note 2 above. Also includes 2,014,178 shares issuable upon the conversion of the shares of Series A preferred stock held by Mr. McInerney, including accrued and unpaid dividends through March 1, 2005, and 15,000 shares of common stock subject to options that are exercisable within 60 days of March 1, 2005.

(18)	Includes 133,332 shares of Series A preferred stock held by Welsh, Carson, Anderson & Stowe, as described in note 3 above.

(19)	Includes 252,733,029 shares of Series A preferred stock held by WCAS VIII, as described in note 2 above. Includes 18,436 shares issuable upon the conversion of the shares of Series A preferred stock held by Mr. Clark, including accrued and unpaid dividends through March 1, 2005.

(20)	Includes 116,105 shares held by WCAS VIII, as described in note 3 above.

(21)	Includes 45,000 shares of common stock subject to options that are exercisable within 60 days of March 1, 2005.

(22)	Includes 45,000 shares of common stock subject to options that are exercisable within 60 days of March 1, 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Welsh, Carson.    Three of our directors, Messrs. McInerney, Welsh and Clark are general partners of investment entities that are affiliated with Welsh, Carson, Anderson & Stowe (“Welsh, Carson”). These entities collectively own approximately 54% of our outstanding voting stock as of March 1, 2005.

On February 16, 2001, we entered into a securities purchase agreement and related agreements and documents with two investment entities and several individuals affiliated with Welsh, Carson. Pursuant to the terms of the securities purchase agreement, the entities and individuals affiliated with Welsh, Carson purchased $20,000,000 aggregate principal amount of our 10% convertible senior secured notes due 2006. Subject to the terms of the notes, the holders of the notes had the right, at their option at any time, to convert all or any portion of the unpaid principal amount of the notes, together with accrued interest, into such number of shares of our common stock as is obtained by dividing the total amount so to be converted by the conversion price of $1.3125.

On March 18, 2002, several investment entities and several individuals affiliated with Welsh, Carson purchased 117,200 shares of our Series A convertible preferred stock at a purchase price of $1,000 per share in exchange for all of our 10% convertible senior secured notes held by them, together with accrued and unpaid interest, indebtedness of our company acquired from one of our equipment vendors and cash, all pursuant to the terms of a securities purchase agreement dated as of March 6, 2002.

The Series A convertible preferred stock accrues dividends at the rate of 11.5% per annum, and accrued dividends compound quarterly. Each share of Series A convertible preferred stock is convertible at the holder’s option into a whole number of shares of common stock which is equal to the accreted value of the share plus all accrued and unpaid dividends on the share through the conversion date divided by the conversion price, which initially is $0.75 per share. The holders of Series A convertible preferred stock are entitled to vote together as one class with the holders of the common stock on all matters submitted to the vote of stockholders. In addition, we may not take specified actions without the prior vote or consent of at least 66 2/3% of the outstanding shares of Series A convertible preferred stock, voting as a separate class.

In connection with the issuance of the Series A convertible preferred stock, on March 6, 2002, we entered into an investor rights agreement with entities and individuals affiliated with Welsh, Carson, Reuters, and various other investors. Under the investor rights agreement, we granted the Welsh, Carson entities and individuals, Reuters and the other investors customary registration rights with respect to the shares of common stock issuable upon conversion of the Series A convertible preferred stock and warrants issued to two of the other investors, including demand registration rights and piggy back registration rights. In addition, under the investor rights agreement, we granted some investors the right to purchase all or any part of its pro rata share of any securities that we may from time to time propose to sell and issue, with specified exceptions. Finally, under the investor rights agreement, so long as WCAS VIII or its permitted transferees, or any other investors that may in the future become a party to the investor rights agreement, owns Series A convertible preferred stock representing at least 10% of our outstanding voting power, or WCAS VIII and its affiliates, or any other investor that may in the future become a party to the investor rights agreement, own capital stock representing at least 5% of our outstanding voting power, they have the right to nominate for election to the board a number of directors equal to the total number of members of the board of directors multiplied by the percentage of the outstanding voting stock represented by the voting stock owned by such investor, rounded down to the nearest whole number. Accordingly, since WCAS VIII and its affiliates own voting stock representing more than 50% of the voting power represented by the outstanding voting stock, they currently have the right to appoint at least half of the members of the board. In addition, WCAS VIII and its affiliates are entitled to nominate at least one director for election to the board as long as they own in the aggregate voting stock representing at least 5% of the total voting power of all our outstanding voting stock. If an investor ceases to own a sufficient number of shares of our voting stock to entitle it to nominate the number of directors it then has on the board of directors, it must use its best efforts to promptly cause the resignation of one or more of its designated directors. The right to nominate directors will cease upon the earlier to occur of the date on which no shares of Series A convertible preferred stock are outstanding and the date on which WCAS VIII and its permitted transferees own Series A convertible preferred stock representing less than 10% of our then outstanding voting power or capital stock representing less than 5% of our outstanding voting power.

Pursuant to a letter agreement, dated as of March 6, 2002, we paid WCA Management Corporation a fee of $1.1 million on October 9, 2002 as consideration for the strategic financial and advisory services rendered by it in connection with the securities purchase agreement dated as of March 6, 2002 and the restructuring of some of our debt arrangements. We also reimbursed WCA Management Corporation for all reasonable out-of-pocket expenses incurred by it or its affiliates in connection with the securities purchase agreement and the debt restructurings. Messrs. Welsh and McInerney, directors of our company, are two of the four stockholders of WCA Management Corporation.

In September 2002, pursuant to the terms of the securities purchase agreement, entities and individuals affiliated with Welsh Carson purchased an additional $20 million of our Series A convertible preferred stock for a purchase price of $20 million in cash.

Pursuant to an amended and restated securities purchase agreement, dated February 9, 2004, we sold and issued to entities and individuals affiliated with Welsh Carson $127.5 million aggregate principal amount of Series A subordinated notes (the “Series A Notes”) and warrants to purchase shares of our Series B Convertible Preferred Stock (the “Series B Preferred”) that were convertible into approximately 82.5 million shares of our common stock in conjunction with the financing of our acquisition of certain assets of Cable & Wireless USA, Inc. and Cable & Wireless Internet Services, Inc. (together with certain of their subsidiaries, “Cable & Wireless America”). Interest on the Series A Notes accrued at the rate of 12.5% during the first 360 days and thereafter at 15%. Interest is payable semi-annually in kind. The Series A Notes are due on January 30, 2009. The warrants were exercised pursuant to a “cashless” exercise, and on December 9, 2004, we issued approximately 38.1 million shares of common stock to entities affiliated with Welsh Carson upon conversion of the Series B Preferred. The common stock issued upon conversion of the Series B Preferred has not been registered under the Securities Act and, therefore, may not be transferred or sold except pursuant to an effective registration statement or pursuant to an exemption from the registration requirements of the Securities Act. We granted WCAS VIII demand and piggy-back registration rights and we granted the other financing parties piggy-back registration rights only.

As consideration for strategic and financial advisory services rendered by WCA Management Corporation in connection with our acquisition of the Cable & Wireless America assets, we agreed to pay a fee of $1,275,000 to WCA Management Corporation. We also agreed to reimburse WCA Management Corporation for all reasonable out-of-pocket expenses incurred by it and its affiliates in connection with such acquisition and the financing thereof. Messrs. Welsh and McInerney, directors of our company, are two of the four stockholders of WCA Management Corporation.

Transactions with the Constellation Entities.    On June 30, 2002, we issued 20,000 shares of our Series A convertible preferred stock to the Constellation Entities for a purchase price of $1,000 per share in cash. We also issued warrants to purchase up to 10,000,000 shares of our common stock to the Constellation Entities. The warrants become exercisable as the Constellation Entities meet certain performance criteria related to assisting us in securing new customers. The warrants have an exercise price of $0.75 per shares and expire in 2007. In connection with the issuance of the Series A convertible preferred stock, the Constellation Entities became a party to the investor rights agreement pursuant to which we granted to the Constellation Entities certain demand and piggyback registration rights, and the right to nominate a director to our board of directors so long as the Constellation Entities held at least 5% of our outstanding voting power. On July 24, 2002, Mr. Friedman was appointed to our board of directors as the Constellation Entities’ nominee. In October 2003, warrants to purchase 3,333,333 shares of our common stock became exercisable and on February 9, 2004 the Constellation Entities exercised such warrants pursuant to a “cashless exercise” and received 2,576,215 shares of our common stock. In April 2004, warrants to purchase an additional 3,333,333 shares of our common stock became exercisable.

Pursuant to an amended and restated securities purchase agreement, dated February 9, 2004, we issued to the Constellation Entities $10 million aggregate principal amount of Series A Notes and warrants to purchase shares of our Series B Preferred that were convertible into approximately 6.5 million shares of our common stock in connection with the financing of our acquisition of certain of the assets of Cable & Wireless America. Interest on the notes accrues at the rate of 12.5% during the first 360 days and thereafter at 15%. Interest is payable semi-annually in kind. The Series A Notes are due on January 30, 2009. The warrants were exercised pursuant to a “cashless” exercise, and on December 9, 2004, we issued approximately 3.3 million shares of common stock to the Constellation Entities upon conversion of the Series B Preferred. The common stock issued upon conversion of the Series B Preferred has not been registered under the Securities Act and, therefore, may not be transferred or sold except pursuant to an effective registration statement or pursuant to an exemption from the registration requirements of the Securities Act. We granted Constellation Entities piggy-back registration rights. As consideration for strategic and financial advisory services rendered by the Constellation Entities in connection with our acquisition of the Cable & Wireless America assets, we agreed to pay a fee of $100,000.

In October 2004, we entered into a consulting agreement with Mr. Ross Miyamoto, an employee of Constellation Ventures, to act as our Managing Director in Japan. In consideration for his consulting services, we agreed to grant to him stock options to purchase an aggregate of 30,000 shares of our common stock at an exercise price of $1.02. These options vest equally over four years commencing on January 31, 2006. In addition, we agreed to pay Constellation Ventures $100,000 annually to reimburse it for out of pocket costs associated with Mr. Miyamoto’s consulting services.

Transactions with Reuters.    During the period May through September 2001, pending the acquisition by Reuters of certain of Bridge’s assets, Reuters purchased $37,500,000 aggregate principal amount of our 12% convertible senior secured notes due 2005. In connection with this transaction, we granted Reuters customary registration rights with respect to the shares of our common stock issuable upon conversion of the notes, including demand registration rights and piggy-back registration rights under a registration rights agreement dated as of May 16, 2001. On May 16, 2001, we also executed a side letter granting Reuters and its successors, assigns and affiliates the right, for so long as they hold any of our notes or preferred stock or common stock comprising or convertible into at least 5% of our outstanding voting stock, among other things, to (1) designate an observer to attend all meetings of our board of directors and any board committees, and (2) to nominate and elect such number of directors, but not fewer than one, equal to the product of the percentage of the voting power held by Reuters on a fully-diluted, as-converted basis, multiplied by the number of seats on the registrant’s board of directors (rounded down to the nearest whole number). In accordance with the terms of this letter, Reuters appointed an observer in 2001 to attend all meetings of our board of directors and audit committee, until March 31, 2004, when Reuters elected to suspend its board representation rights.

On March 18, 2002, in connection with the purchase by entities and individuals affiliated with Welsh, Carson of 117,200 of our shares of Series A convertible preferred stock, all of our 12% convertible senior secured notes due 2005 held by Reuters, together with accrued and unpaid interest, in an aggregate amount of approximately $40.9 million, were converted into 40,870 shares of Series A convertible preferred stock in accordance with the terms of such notes. In addition, the existing registration rights agreement with Reuters was terminated and replaced with the investor rights agreement. See above under “—Transactions with Welsh, Carson.”

On September 28, 2001, affiliates of Reuters acquired a portion of the assets of Bridge out of bankruptcy. In connection with the asset acquisition, on September 28, 2001, Reuters Limited entered into a network services agreement with us, pursuant to which we agreed to provide internet protocol network services, internet access, and colocation services for a period of five years with respect to the customers of Bridge that were acquired by affiliates of Reuters. As a result of the network services agreement, Reuters Limited has become our largest customer. During 2003 and 2004, Reuters made payments to us under the network services agreement of approximately $82.7 million and $78.0 million, respectively. In connection with the network services agreement, we also entered into a transitional services agreement with Reuters Limited, pursuant to which Reuters Limited agreed to provide us with technical, administrative and other services, including help desk support, installation, maintenance and repair of equipment, customer related services such as processing service orders, accounting functions and the provision of warehousing and other facilities, pending us establishing our own capabilities. For the year ended December 31, 2002, we made payments to Reuters under the transitional services agreement of approximately $5.6 million. SAVVIS has since internalized most of these technical and administrative functions. Accordingly, no material expenses were incurred after 2002. On September 28, 2001, we also entered into a co-location agreement with Reuters America, pursuant to which we granted Reuters America the right to use portions of our data center in Missouri. The colocation agreement had an initial term of five years and was renewable by Reuters America, at its option, for additional one-year periods. During 2002 and 2003, Reuters America made payments to us under the colocation agreement of approximately $2.3 million and $1.1 million, respectively. The colocation agreement was terminated in 2003 in connection with the data center sale described below.

In connection with the acquisition of the Bridge assets, affiliates of Reuters assumed a ground lease, dated as of February 18, 2000, between us and Bridge Data Company relating to the parcel of land located in St. Louis County, Missouri upon which we constructed a data center and acquired the land underlying a lease. The ground lease had a term of 99 years, with rent due monthly at the rate of approximately $27,443 per month commencing as of December 1, 2001, subject to annual 2% increases. Under the ground lease, we had the right to purchase the land at a price equal to the greater of $2,999,997 or the fair market value of the land to be determined as if the land were not improved and were not encumbered by the ground lease. Upon the occurrence of specified events, affiliates of Reuters had the right to require us to purchase the land. During 2002 and 2003, we paid affiliates of Reuters approximately $0.3 million and $0.2 million respectively under the ground lease. The ground lease was terminated on July 28, 2003, in connection with the data center sale described below.

On July 28, 2003, we entered into an agreement with Reuters whereby we sold our data center located in Hazelwood, Missouri, for $35.0 million and entered into a lease agreement for approximately one-third of the data center for five years with a five year renewal option, and allowed Reuters to buy down a portion of its minimum revenue commitments under the existing network services agreement. Furthermore, under the arrangement Reuters agreed to purchase from us new services which may be required in the future by Reuters but not originally contemplated under the network services agreement provided our bid to provide such service proposes terms equivalent to competing bids, material service level breaches by us have not repeatedly arisen at that time, and Reuters is not contractually bound to purchase such services from other providers.

Transactions with Oak Hill Entities.    Pursuant to an amended and restated securities purchase agreement, dated February 9, 2004, we issued $62.5 million aggregate principal amount of Series A Notes and warrants to purchase shares of our Series B Preferred that were convertible into approximately 2.0 million shares of our Series B Preferred to the Oak Hill Entities in connection with the financing of our acquisition of certain of the assets of Cable & Wireless America. Interest on the notes accrued at the rate of 12.5% during the first 360 days and thereafter at 15%. Interest is payable semi-annually in kind. The Series A Notes are due on January 30, 2009. The warrants were exercised pursuant to a “cashless” exercise, and on December 9, 2004, we issued approximately 11.5 million shares of common stock to the Oak Hill Entities upon conversion of the Series B Preferred. The common stock issued upon conversion of the Series B Preferred has not been registered under the Securities Act and, therefore, may not be transferred or sold except pursuant to an effective registration statement or pursuant to an exemption from the registration requirements of the Securities Act. We granted Oak Hill Entities piggy-back registration rights. We also granted the Oak Hill Special Opportunities Fund, L.P. the right to appoint an observer to our board meetings so long as the Oak Hill Entities hold Series A Notes in an amount equal to at least 33 1/3% of the Series A Notes purchased by them on February 10, 2004. We also agreed that, in the event we or any of our subsidiaries wishes to create, incur or assume any additional indebtedness for borrowed money (other than indebtedness incurred in connection with a refinancing or indebtedness in an aggregate principal amount equal to or less than $15,000,000) which is senior to or pari passu with the Series A Notes in right of repayment of principal upon a liquidation, insolvency proceeding or otherwise, we shall irrevocably offer each of the Oak Hill Entities the right to participate as a lender on the same terms as provided to such lenders in an amount of such new debt equal to that percentage of the principal amount of such new debt equal to the percentage of the aggregate principal amount of outstanding Series A Notes then held by such Oak Hill Entity.

Other Transactions.    Jonathan McCormick, a brother of Robert A. McCormick, is employed by us as Senior Vice President—Global Technical Operations, for which he received cash compensation of $210,000 for 2004. Robert A. McCormick’s sister-in-law, Missy McCormick, is also employed by us as Vice President—Business Integration. For 2004, Missy McCormick received cash compensation of $115,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 requires directors and executive officers and persons who own more than 10% of a registered class of equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our company. Such reporting persons are required by rules of the SEC to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely upon a review of Section 16(a) reports furnished to us for fiscal year 2004 and written representations that no reports on Form 5 were required, we believe that our directors, executive officers and greater than ten percent stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2004, except that Messrs. Clark, McInerney and Welsh and Welsh Carson failed to file Forms 4 on a timely basis with respect to the purchase of shares of our Series B Preferred and warrants by Welsh Carson and the subsequent conversion of the Series B Preferred into shares of our common stock; Mr. Friedman and the Constellation Entities failed to file a Form 3 on a timely basis and failed to file Forms 4 on a timely basis with respect to a purchase of shares of our Series B Preferred and warrants by the Constellation Entities and the subsequent conversion of the Series B Preferred into shares of our common stock; Messrs. Caulfield, Doerr, Finlayson, Heintzelman, McCormick, Mori, Ousley, Pellow, Raclin, Von Deylen and Warley failed to file Forms 4 on a timely basis with respect to grants of stock options; Messrs. Caulfield and Pellow failed to file Forms 4 on a timely basis with respect to a sale of shares of our common stock; Mr. Raclin failed to file a Form 4 on a timely basis with respect to an exercise of stock options and a subsequent sale of the stock; and Messrs. Doerr and Warley failed to file Forms 3 on a timely basis. The required filings were made promptly after noting the failure to file.

INTRODUCTION TO PROPOSALS 2 and 3

RELATING TO A REVERSE SPLIT OF OUR OUTSTANDING COMMON STOCK

General

Our board of directors is seeking approval of two amendments to our amended and restated certificate of incorporation, as amended, which we refer to as our certificate of incorporation, to effect two different proposed reverse splits of our issued and outstanding common stock at the ratios of 1-for-15 and 1-for-20 at any time before our next annual meeting of stockholders. Each of the proposed reverse stock splits would combine a whole number of outstanding shares of our common stock into one share of common stock, thus reducing the number of outstanding shares without any corresponding change in our par value or market capitalization. As a result, the number of shares of our common stock owned by each stockholder would be reduced in the same proportion as the reduction in the total number of shares outstanding, so that the percentage of the outstanding shares owned by each stockholder would remain unchanged. If the amendments are approved by our stockholders, our board of directors will subsequently have the authority, in its sole discretion, to determine whether or not to proceed with a reverse stock split. If the board of directors determines, based on factors such as prevailing market and other relevant conditions and circumstances and the trading prices of our common stock at that time, that a reverse stock split is in our best interests and in the best interests of our stockholders, it may effect, at such time as it deems appropriate, one of the reverse stock splits approved by our stockholders without further approval or authorization of our stockholders. The text of the proposed amendments is provided in Annexes B and C respectively. The text of the proposed amendments is subject to modifications to include such changes as may be required by the office of the Secretary of State of Delaware or as our board of directors deems necessary and advisable to effect the reverse stock split.

Upon the filing of one of the amendments to our certificate of incorporation with the Secretary of State of Delaware, the other amendment approved by our stockholders would be deemed abandoned, without any further effect. Moreover, the board of directors reserves the right, even after stockholder approval, to forego or postpone the filing of any of the amendments if it determines such action is not in our best interests or the best interest of our stockholders. If neither of the reverse stock splits adopted by the stockholders are subsequently implemented by the board of directors and effected by our next annual meeting of stockholders, both amendments will be deemed abandoned, without any further effect. In such case, the board of directors will again seek stockholder approval at a future date for a reverse stock split if it deems a reverse stock split to be advisable at that time. If either of the amendments is adopted and filed with the Secretary of State of Delaware, there will be no change in the number of authorized shares of our common stock.

Reasons for Board Recommendation

Our board of directors has determined that it would be advisable to obtain the approval of our stockholders to effect a reverse stock split that would reduce the number of shares of our outstanding common stock in order to attempt to increase the trading price of our common stock on the Nasdaq SmallCap Market on a per share basis. Under the continued listing requirements of the National Association of Securities Dealers, Inc., or the NASD, the minimum closing bid price of our common stock must be at least $1.00 per share in order to maintain inclusion on the Nasdaq SmallCap Market. On March 22, 2005, we received a notice from the Listing Qualifications division of the Nasdaq Stock Market indicating that our common stock is subject to potential delisting from the Nasdaq SmallCap Market because our common stock closed below $1.00 per share for a period of 30 consecutive business days prior to March 22, 2005. The notice also provided that we have until September 19, 2005, to regain compliance. We can achieve compliance if the bid price of our common stock closes at $1.00 per share or more for 10 consecutive business days. If we cannot demonstrate compliance by September 19, 2005, we will be granted an additional 180 calendar day compliance period if we meet the Nasdaq SmallCap Market initial listing criteria, except for the minimum bid price requirement. At our 2004 annual meeting of stockholders, we obtained our stockholders’ approval of two reverse stock splits to be implemented at the discretion of our board of directors. However, authorization for these reverse stock splits expires at our 2005 annual meeting. If the trading price for our common stock should continue to be below $1.00 per share and we fail to regain compliance, we may effect a reverse stock split in order to avoid being delisted from the Nasdaq SmallCap Market. We anticipate that the implementation of a reverse stock split would have the effect of increasing, proportionately, the trading prices of our common stock, which could result in a share price high enough to satisfy the NASD’s continued listing requirements.

We believe that continued listing of our common stock on the Nasdaq SmallCap Market is in our best interests and in the best interests of our stockholders. We also believe that inclusion of our common stock on the Nasdaq SmallCap Market will maintain the liquidity of our common stock and may minimize the spread between the “bid” and “asked” prices quoted by market makers. Further, a continued Nasdaq SmallCap Market listing may enhance our access to capital and increase our flexibility in responding to anticipated capital requirements. We also believe that prospective investors will view an investment in our company more favorably if our shares continue to be listed on the Nasdaq SmallCap Market and that a low quoted market price per share may discourage potential new investors. Moreover, we believe that the higher share price of our common stock may meet investing guidelines for certain institutional investors and investment funds. This may increase interest from institutional investors and investment funds that may ultimately improve the trading liquidity of our common stock.

If the trading price for our common stock should continue to be below $1.00 per share resulting in a possible delisting of our common stock from the Nasdaq SmallCap Market, or if the board of directors otherwise determines that a reverse stock split is in our best interests or in the best interests of our stockholders, we would like the authority to proceed with a reverse stock split without further authorization of our stockholders. Obtaining stockholder approval of a reverse stock split at the annual meeting of stockholders will enable us to avoid the additional time and expense of holding a special meeting of stockholders should our board of directors determine that it is in our best interest to implement a reverse stock split. As a result, our board of directors will be able to determine the most appropriate time, if ever, to effect a reverse stock split. In addition, we believe that, because it is not possible to predict market conditions at the time the reverse stock split is to be effected it is in the best interests of our stockholders if the board of directors will be able to determine which one of the reverse stock splits approved by our stockholders should be effected, based on factors such as prevailing market and other relevant conditions and circumstances and the trading prices of our common stock at that time. Finally, notwithstanding approval of the reverse stock split proposal by our stockholders, our board of directors may elect to delay or even abandon entirely a reverse stock split if it determines such action is not in the best interests of our company or our stockholders.

Potential Disadvantages to the Reverse Stock Split

Reduced Market Capitalization.    As noted above, the principal purpose of the reverse stock split would be to help maintain the closing price of our common stock above the $1.00 threshold required by the NASD’s continued listing requirements. We cannot assure you that the reverse stock split will accomplish this objective. While we expect that the reduction in our outstanding shares of common stock will increase the market price of our common stock, we cannot assure you that the reverse stock split will increase the market price of our common stock by a multiple equal to the number of pre-split shares in the reverse split ratio determined by the board of directors, which will be either fifteen or twenty, or result in any permanent increase in the market price, which can be dependent upon many factors, including our business and financial performance and prospects. Should the market price decline after the reverse stock split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the reverse stock split. In some cases the stock price of companies that have effected reverse stock splits has subsequently declined back to pre-reverse split levels. Accordingly, we cannot assure you that the market price of our common stock immediately after the effective date of the proposed reverse stock split will be maintained for any period of time or that the ratio of post- and pre-split shares will remain the same after the reverse stock split is effected, or that the reverse stock split will not have an adverse effect on our stock price due to the reduced number of shares outstanding after the reverse stock split. A reverse stock split is often viewed negatively by the market and, consequently, can lead to a decrease in our overall market capitalization. If the per share price does not increase proportionately as a result of the reverse stock split, then our overall market capitalization will be reduced.

Increased Transaction Costs.    The number of shares held by each individual stockholder will be reduced if the reverse stock split is implemented. This will increase the number of stockholders who hold less than a “round lot,” or 100 shares. Typically, the transaction costs to stockholders selling “odd lots” are higher on a per share basis. Consequently, the reverse stock split could increase the transaction costs to existing stockholders in the event they wish to sell all or a portion of their position.

Liquidity.    Although the board believes that the decrease in the number of shares of our common stock outstanding as a consequence of the reverse stock split and the anticipated increase in the price of our common stock could encourage interest in our common stock and possibly promote greater liquidity for our stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the reverse stock split.

Authorized Shares; Future Financings.    Upon effectiveness of the reverse stock split, the number of authorized shares of common stock that are not issued or outstanding, as of March 31, 2005, would increase from approximately 1,319,536,539 shares to approximately 1,487,969,103 shares assuming a 1-for-15 reverse stock split and to approximately 1,490,976,827 shares assuming a 1-for-20 reverse stock split. As a result, we will have an increased number of authorized but unissued shares of common stock. Authorized but unissued shares will be available for issuance, and we may issue such shares in financings or otherwise. If we issue additional shares, the ownership interests of our current stockholders may be diluted.

Effect on Fractional Shares

If any reverse split ratio is selected, implementation of a reverse stock split would result in some stockholders owning a fractional share of common stock. For example, if a 1-for-15 reverse stock split were to be implemented, the shares owned by a stockholder with 99 shares would be converted into 6.6 shares. To avoid such a result, stockholders that would otherwise be entitled to receive a fractional share of our common stock as a consequence of the reverse stock split will receive, instead, at the discretion of our board of directors, either (i) a cash payment from us in U.S. dollars equal to the value of that fractional share, determined on the basis of the average closing sales price of our common stock on the Nasdaq SmallCap Market for the 20 trading days immediately preceding the effective date of the reverse stock split (as adjusted for that reverse stock split) or (ii) a cash payment from the transfer agent in an amount equal to such stockholder’s pro rata share of the total proceeds from the sale, by the transfer agent on behalf of those holders who would otherwise be entitled to receive a fractional share, of an aggregate of all fractional shares in the open market at the then prevailing prices. No transaction costs will be assessed in connection with the sale of the aggregated shares. You will not be entitled to receive interest for the period between the effective time of the reverse stock split and the date you receive your payment for cashed-out shares.

If any stockholder owns, in total, fewer than the number of our shares to be converted into one share as a result of the reverse stock split, that stockholder’s shares would be converted into a fractional share of stock and that stockholder would receive only cash in place of the fractional share. For example, if a 1-for-15 reverse stock split is implemented then stockholders with fewer than fifteen shares would receive only cash. As a result, the interest of such stockholders in our company would be terminated and such stockholders would have no right to share in our assets or future growth. Based on this example, each stockholder that owns fifteen shares or more of our common stock prior to the reverse stock split will continue to own one or more shares after the reverse stock split and would continue to share in our assets and future growth as a stockholder, and any stockholder that owns fewer than fifteen shares would receive only cash in place of the fractional share resulting from the reverse stock split. Because the maximum reverse split under the proposed amendments to our certificate of incorporation would be a 1-for-20 reverse stock split, a stockholder could assure his or her continued ownership of shares of our stock after the reverse split by purchasing a number of shares sufficient to increase the total number of shares that he or she owns to twenty or more.

Effect of Reverse Stock Split on Options

The number of shares subject to outstanding options to purchase shares of our common stock also would automatically be reduced in the same ratio as the reduction in the outstanding shares. Correspondingly, the per share exercise price of those options will be increased in direct proportion to the reverse stock split ratio, so that the aggregate dollar amount payable for the purchase of the shares subject to the options will remain unchanged. For example, assume that a 1-for-20 reverse stock split is implemented and that an optionee holds options to purchase 1,000 shares at an exercise price of $0.66 per share. On the effectiveness of the 1-for-20 reverse stock split, the number of shares subject to that option would be reduced to 50 shares and the exercise price would be proportionately increased to $13.20 per share.

Effect of Reverse Stock Split on Warrants

The agreements governing the outstanding warrants to purchase shares of our common stock include provisions requiring adjustments to both the number of shares issuable upon exercise of such warrants, and the exercise prices of such warrants, in the event of a reverse stock split. For example, assume that a 1-for-20 reverse stock split is implemented and a warrantholder holds a warrant to purchase 20,000 shares of our common stock at an exercise price of $.75 per share. On the effectiveness of the reverse stock split, the number of shares subject to that warrant would be reduced to 1,000 shares and the exercise price would be proportionately increased to $15.00 per share.

Effect of Reverse Stock Split on Series A Convertible Preferred Stock

The certificate of designations governing the rights of our outstanding shares of Series A convertible preferred stock provides for adjustments to the conversion price of the outstanding Series A convertible preferred stock in the event of a reverse stock split. For example, assume that a 1-for-20 reverse stock split is implemented and a stockholder holds 3 shares of our Series A convertible preferred stock, with an accreted value of $1,000 per share and a conversion price of $0.75 per share. Before the effectiveness of the reverse stock split, these 3 shares of Series A convertible preferred stock would be convertible into 4,000 shares of common stock. On the effectiveness of the reverse stock split, the conversion price of the Series A convertible preferred stock would be proportionately increased to $15.00 per share. As a result, these 3 shares of Series A convertible preferred stock would be convertible into 200 shares of common stock.

Implementation and Effect of the Reverse Stock Split

If approved by our stockholders at the annual meeting, and if our board of directors determines that effecting a reverse stock split is in our best interests and the best interests of our stockholders, our board will, in its sole discretion, select one of the reverse stock splits, based on market and other relevant conditions and circumstances and the trading prices of our common stock at that time, and determine the method of dealing with fractional shares. Following such determinations, the board will effect the reverse stock split by directing management to file the selected certificate of amendment with the Secretary of State of Delaware at such time as the board has determined is the appropriate effective time for the reverse stock split. The reverse stock split will become effective at the time specified in the certificate of amendment after the filing of the amendment with the Secretary of State of Delaware, which we refer to as the effective time. At the effective time, the other amendments approved by our stockholders will be deemed abandoned.

We estimate that, following the reverse stock split, we would have approximately the same number of stockholders and, except for the effect of cash payments for fractional shares as described above, the completion of the reverse stock split would not affect any stockholder’s proportionate equity interest in our company. By way of example, a stockholder who owns a number of shares that prior to the reverse stock split represented one-half of a percent of the outstanding shares of the company would continue to own one-half of a percent of our outstanding shares after the reverse stock split. The reverse stock split also will not affect the number of shares of common stock that our board of directors is authorized to issue under our amended and restated certificate of incorporation, which will remain unchanged at 1,500,000,000 shares. However, it will have the effect of increasing the number of shares available for future issuance because of the reduction in the number of shares that will be outstanding after giving effect to the reverse stock split.

Exchange of Stock Certificates and Payment for Fractional Shares

Exchange of Stock Certificates.    Promptly after the effective time, you will be notified that the reverse stock split has been effected. Our stock transfer agent, Mellon Investor Services LLC, whom we refer to as the exchange agent, will implement the exchange of stock certificates representing outstanding shares of common stock. You will be asked to surrender to the exchange agent certificates representing your pre-split shares in exchange for certificates representing your post-split shares in accordance with the procedures to be set forth in a letter of transmittal which we will send to you. You will not receive a new stock certificate representing your post-split shares until you surrender your outstanding certificate(s) representing your pre-split shares, together with the properly completed and executed letter of transmittal to the exchange agent. We will not issue scrip or fractional shares, or certificates for fractional shares, in connection with the reverse stock split. Should you be entitled to receive fractional shares because you hold a number of shares not evenly divisible by the relevant reverse split number selected by our board of directors (which will be either fifteen or twenty), you will be entitled, upon surrender to the exchange agent of certificates representing such shares, to a cash payment, without interest, in lieu of such fractional shares. The ownership of a fractional share will not give you any voting, dividend or other rights, except the right to receive payment for the fractional share as described above. PLEASE DO NOT DESTROY ANY STOCK CERTIFICATE OR SUBMIT ANY OF YOUR CERTIFICATES UNTIL YOU ARE REQUESTED TO DO SO.

Effect of Failure to Exchange Stock Certificates.    Upon the filing of either of the amendments to our certificate of incorporation with the Secretary of State of Delaware, each certificate representing shares of our common stock outstanding prior to the that time will, until surrendered and exchanged as described above, be deemed, for all corporate purposes, to evidence ownership of the whole number of shares of our common stock, and the right to receive, from us or the transfer agent, the amount of cash for any fractional shares, into which the shares of our common stock evidenced by such certificate have been converted by the reverse stock split. However, a holder of such unexchanged certificates will not be entitled to receive any dividends or other distributions payable by us after the effective date, until the old certificates have been surrendered. Such dividends and distributions, if any, will be accumulated, and at the time of surrender of the old certificates, all such unpaid dividends or distributions will be paid without interest.

No Appraisals Rights

Under the Delaware General Corporation Law and our certificate of incorporation and bylaws, you are not entitled to appraisal rights with respect to the reverse stock split.

Federal Income Tax Consequences

The following description of the material federal income tax consequences of the reverse stock split is based on the Internal Revenue Code, applicable Treasury Regulations promulgated under the Code, judicial authority and current administrative rulings and practices as in effect on the date of this proxy statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of any of the proposed reverse stock splits. This discussion is for general information only and does not discuss the tax consequences that may apply to special classes of taxpayers (e.g., non-resident aliens, broker/dealers or insurance companies). The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides. We urge stockholders to consult their own tax advisors to determine the particular consequences to them.

In general, the federal income tax consequences of the reverse stock split will vary among stockholders depending upon whether they receive cash for fractional shares or solely a reduced number of shares of our common stock in exchange for their old shares of our common stock. We believe that because the reverse stock split is not part of a plan to increase periodically a stockholder’s proportionate interest in our assets or earnings and profits, the reverse stock split will likely have the following federal income tax effects.

A stockholder who receives solely a reduced number of shares of our common stock will not recognize gain or loss. In the aggregate, such a stockholder’s basis in the reduced number of shares of our common stock will equal the stockholder’s basis in its old shares of common stock and the holding period of the common stock received after the reverse stock split will include the holding period of the common stock held prior to the reverse stock split exchanged therefore. A stockholder who receives cash in lieu of a fractional share as a result of the reverse stock split will generally be treated as having received the payment as a distribution in redemption of the fractional share, as provided in section 302(a) of the Code, which distribution will be taxed as either a distribution under Section 301 of the Code or an exchange to such stockholder, depending on that stockholder’s particular facts and circumstances. Generally, if such distribution is treated as an exchange to a stockholder receiving such a payment, the stockholder should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder’s basis in the fractional share. If the fractional share was held by the stockholder as a capital asset then the gain or loss will be taxed as capital gain or loss, and will be long-term capital gain or loss if the stockholder’s holding period in the fractional share is greater than one year. In the aggregate, such a stockholder’s basis in the reduced number of shares of our common stock will equal the stockholder’s basis in its old shares of common stock decreased by the basis allocated to the fractional share for which such stockholder is entitled to receive cash and the holding period of the common stock received after the reverse stock split will include the holding period of the common stock held prior to the reverse stock split exchanged therefore.

We will not recognize any gain or loss as a result of the reverse stock split.

TO AUTHORIZE OUR BOARD OF DIRECTORS, IN ITS DISCRETION, TO AMEND OUR

CERTIFICATE OF INCORPORATION TO EFFECT A 1-FOR-15 REVERSE STOCK SPLIT,

WITHOUT FURTHER APPROVAL OF OUR STOCKHOLDERS

(Proposal 2)

Our board of directors is seeking approval of an amendment to our certificate of incorporation to effect a 1-for-15 reverse split of our issued and outstanding common stock, without further approval of our stockholders, upon a determination by our board that such a reverse stock split is in the best interests of our company and our stockholders at any time before our next annual meeting of stockholders. If the proposed 1-for-15 reverse stock split is approved at the annual meeting and the board of directors elects to effect the proposed reverse stock split, each stockholder would receive one new share of common stock for every fifteen shares of common stock previously held. Immediately after the reverse stock split, the aggregate value of the stockholder’s stock would be unchanged, but he or she would hold one-fifth as many shares, with each share having fifteen times its pre-split value. A copy of the proposed amendment to our certificate of incorporation effecting the 1-for-15 reverse stock split is attached at the back of this proxy statement as Annex B.

For a discussion of the reasons for the board’s recommendation to approve the amendment, the potential disadvantages of the reverse stock split, cash to be paid in lieu of fractional shares, the effect of the reverse stock split on our outstanding options, warrants and Series A convertible preferred stock, appraisal rights, federal income tax consequences and various other matters, see the caption entitled “Introduction to Proposals 2 and 3 Relating To A Reverse Split of Our Outstanding Common Stock” on pages 28-33.

Vote Required.    The affirmative vote of the holders of a majority of the votes represented by our outstanding shares of common stock and Series A convertible preferred stock, voting together as a single class, is required to amend our certificate of incorporation to effect the 1-for-15 reverse split of our outstanding common stock. In addition, the affirmative vote of the holders of a majority of our outstanding shares of common stock, voting as a separate class, is required to amend our certificate of incorporation to effect such a reverse stock split.

The board of directors recommends a vote “FOR” the proposal to authorize our board of directors to amend our certificate of incorporation to effect a 1-for-15 reverse split of our outstanding common stock without further approval of our stockholders, upon a determination by our board that such a reverse stock split is in our best interests and in the best interests of our stockholders.

TO AUTHORIZE OUR BOARD OF DIRECTORS, IN ITS DISCRETION, TO AMEND OUR

CERTIFICATE OF INCORPORATION TO EFFECT A 1-FOR-20 REVERSE STOCK SPLIT,

WITHOUT FURTHER APPROVAL OF OUR STOCKHOLDERS

(Proposal 3)

Our board of directors is seeking approval of an amendment to our certificate of incorporation to effect a 1-for-20 reverse split of our issued and outstanding common stock, without further approval of our stockholders, upon a determination by our board that such a reverse stock split is in the best interests of our company and our stockholders at any time before our next annual meeting of stockholders. If the proposed 1-for-20 reverse stock split is approved at the annual meeting and the board of directors elects to effect the proposed reverse stock split, each stockholder would receive one new share of common stock for every twenty shares of common stock previously held. Immediately after the reverse stock split, the aggregate value of the stockholder’s stock would be unchanged, but he or she would hold one-tenth as many shares, with each share having twenty times its pre-split value. A copy of the proposed amendment to our certificate of incorporation effecting the 1-for-20 reverse stock split is attached at the back of this proxy statement as Annex C.

For a discussion of the reasons for the board’s recommendation to approve the amendment, the potential disadvantages of the reverse stock split, cash to be paid in lieu of fractional shares, the effect of the reverse stock split on our outstanding options, warrants and Series A convertible preferred stock, appraisal rights, federal income tax consequences and various other matters, see the caption entitled “Introduction to Proposals 2 and 3 Relating To A Reverse Split of Our Outstanding Common Stock” on pages 28-33.

Vote Required.    The affirmative vote of the holders of a majority of the votes represented by our outstanding shares of common stock and Series A convertible preferred stock, voting together as a single class, is required to amend our certificate of incorporation to effect the 1-for-20 reverse split of our outstanding common stock. In addition, the affirmative vote of the holders of a majority of our outstanding shares of common stock, voting as a separate class, is required to amend our certificate of incorporation to effect such a reverse stock split.

The board of directors recommends a vote “FOR” the proposal to authorize our board of directors to amend our certificate of incorporation to effect a 1-for-20 reverse split of our outstanding common stock without further approval of our stockholders, upon a determination by our board that such a reverse stock split is in our best interests and in the best interests of our stockholders.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 4)

Subject to stockholder ratification, the audit committee has appointed the accounting firm of Ernst & Young LLP (“E&Y”) to serve as the independent registered public accounting firm of the company for the fiscal year ending December 31, 2005. The board of directors has not determined what, if any, action would be taken should the appointment of E&Y not be ratified. We have been advised by E&Y that neither E&Y nor any of its partners has any financial interest, direct or indirect, in the company. One or more representatives of E&Y are expected to be present at the 2005 annual meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

As previously disclosed, on March 14, 2003, the audit committee dismissed the company’s independent accountants, Deliotte & Touche LLP (“D&T”), and appointed E&Y as the company’s new independent registered public accounting firm.

During the company’s fiscal year ended December 31, 2002, and the subsequent interim period through March 14, 2003, there were no disagreements between the company and D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to D&T’s satisfaction, would have caused D&T to make reference to the subject matter of the disagreement in connection with their reports.

The audit report of D&T on the consolidated financial statements of the company as of and for the fiscal year ended December 31, 2002 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to audit scope or accounting principles, except it included a modification due to the adoption of Statements of Financial Accounting Standards Nos. 142 and 145.

In addition, there were no reportable events as set forth in Items 304(a)(1)(v) of Regulation S-K of the Securities Exchange Act of 1934 during the fiscal year ended December 31, 2002, or the subsequent interim period through March 14, 2003.

The company provided D&T with a copy of the foregoing disclosures. A copy of D&T’s letter, dated March 20, 2003, stating their agreement with such statements is attached as Exhibit 16 to the company’s Current Report of Form 8-K filed with the Securities and Exchange Commission on March 21, 2003.

During the fiscal year of the company ended December 31, 2002, and the subsequent interim period through March 14, 2003, the company did not consult with E&Y regarding any of the matters or events set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K of the Securities Exchange Act of 1934.

Aggregate fees billed to the company for the fiscal year ended December 31, 2003 and 2004 by E&Y and its affiliates were as follows:

	Fiscal year ended
	2004	2003
Audit Fees (1)	$1,380,659	$498,076
Audit-Related Fees (2)	1,739,779	106,837

Total Audit and Audit-Related Fees	3,120,438	604,913
Tax Fees (3)	19,192	64,002
All Other Fees	—	—

Total Fees	$3,139,630	$668,915

(1)	Audit fees represent fees for professional services rendered in connection with the engagement to audit the annual consolidated financial statements, review of our quarterly consolidated financial statements, perform statutory audits required for certain subsidiaries and the audit of our internal controls.

(2)	Audit-related fees consisted primarily of accounting and reporting research and consultations, and the audit and review of filings in connection with our acquisition of Cable & Wireless USA, Inc. and Cable & Wireless Internet Services, Inc.

(3)	Includes fees for tax consulting services, tax compliances services, and preparation of foreign tax filings.

The audit committee of the company has adopted a policy to require pre-approval of all audit, audit-related and non-audit services provided by the company’s principal accounting firm. The audit committee has established a de minimis exception rule allowing for services of up to an aggregate of $25,000 per instance to be provided without prior approval. All the services in 2004 under the Audit Fees and Tax Fees sections in the table above were pre-approved by the audit committee or were, in the aggregate, less than $25,000, and thus subject to the de minimis exception on obtaining pre-approval. The audit committee subsequently approved the Audit-Related Fees for such services.

Vote Required.    Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of the holders of a majority of the votes represented by our outstanding shares of common stock and Series A convertible preferred stock, voting together as a single class, present at the annual meeting, in person or by proxy, and entitled to vote.

The board of directors recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP for the fiscal year ending December 31, 2005.

By Order of the Board of Directors

Grier C. Raclin
Corporate Secretary

April 13, 2005

Annex A

SAVVIS COMMUNICATIONS CORPORATION

AUDIT COMMITTEE CHARTER

Approved February 16, 2005

Purpose

The Audit Committee is appointed by the Board to be directly responsible for the appointment, compensation and oversight of the work of any registered public accounting firm employed by the Company and to assist in Board oversight of (1) the integrity of the financial statements of the Company; (2) the compliance by the Company with legal and regulatory requirements; (3) the qualifications and independence of the Company’s independent auditors and (4) the performance of the Company’s internal audit functions and independent auditors.

Committee Membership

The Audit Committee shall consist of no fewer than three members of the Board all of whom shall meet the independence, experience and expertise requirements of the Nasdaq Stock Market and the Sarbanes-Oxley Act of 2002 and applicable rules and regulations of the Securities and Exchange Commission thereunder. At all times at least one member of the Audit Committee shall be a “financial expert” within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations of the Securities and Exchange Commission.

The members of the Audit Committee shall be appointed by the Board. Audit Committee members may be removed and replaced by the Board.

Committee Powers, Authority, Duties and Responsibilities

1. The Audit Committee shall have the sole authority to appoint the independent auditors to be retained by the Company, approve the compensation of the independent auditors, and be directly responsible, and have the sole authority, for the resolution of disagreements between management and the independent auditors regarding financial reporting and for the discharge or replacement of the independent auditors. The independent auditors shall report to the Audit Committee.

2. The Audit Committee shall approve in advance the provision by the independent auditors of all services whether or not related to the audit, including tax services. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditors retained by the Company for the purpose of rendering or issuing an audit report.

3. The Audit Committee shall review the annual audited financial statements with management and the independent auditors, including major issues regarding accounting and auditing principles and practices, the Company’s disclosures under “Management’s Discussion and Analysis of Results of Operations and Financial Condition,” the adequacy of internal controls that could significantly affect the Company’s financial statements, any material correcting adjustments that have been identified by the independent auditor, any material off-balance sheet transactions, arrangements, obligations and other relationships of the Company with unconsolidated entities and other matters related to the conduct of the audit which are to be communicated to the Audit Committee under Statement on Auditing Standards No. 61, Communications with Audit Committees. The Audit Committee shall, based on such review, determine whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the past fiscal year.

4. The Audit Committee shall review analyses and reports prepared by management and the independent auditors of significant financial reporting issues and judgments and critical accounting policies and practices in connection with the preparation of the company’s financial statements and the ramifications of the use of alternative disclosures and treatments, the treatment preferred by the independent auditors, and other material written communications between the independent auditors and management, including any management letter or schedule of unadjusted differences.

5. The Audit Committee shall review with management and the independent auditors the Company’s quarterly financial statements and the Company’s disclosures under “Management’s Discussion and Analysis of Results of Operations and Financial Condition.” The Audit Committee shall also review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

6. The Audit Committee shall review policies and procedures with respect to Company transactions in which officers or directors have an interest; where appropriate, including when their review is requested by management or the independent auditors, review policies and procedures with regard to officers’ expense accounts and perquisites, including their use of corporate assets and consider the results of any review of these areas by the internal audit staff or independent auditors. The Audit Committee shall review all related party transactions and similar matters to the extent required by the Nasdaq Stock Market to be approved by an audit committee or comparable body.

7. The Audit Committee shall meet periodically with management, internal audit staff and the independent auditors to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee shall also review and evaluate the Company’s processes for identifying and assessing key financial statement risk areas and for formulating and implementing steps to address such risk areas.

8. The Audit Committee shall review major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

9. The Audit Committee shall receive periodic reports, at least annually, from the independent auditor regarding the auditors’ independence, the auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and all relationships between the independent auditors and the Company, discuss such reports with the auditor, and take appropriate action on any disclosed relationship to satisfy itself of the auditor’s independence. The Audit Committee will also establish clear hiring policies for employees or former employees of the independent auditor.

10. The Audit Committee shall evaluate the performance of the independent auditor and, if so determined by the Audit Committee, have the exclusive authority to terminate and replace the independent auditors (subject, if deemed appropriate, to shareholder ratification).

11. The Audit Committee shall review and approve the appointment and replacement of the senior internal auditing executive and an annual plan for the internal audit function.

12. The Audit Committee shall review the significant reports to management prepared by the internal auditing department and management’s responses thereto.

13. The Audit Committee shall meet with the independent auditor prior to the audit to review the planning and staffing of the annual audit and other examinations of the Company’s quarterly, annual and other financial information. The Audit Committee shall also review with internal audit staff and the independent auditors the coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts and the effective use of internal and external audit resources.

14. The Audit Committee shall obtain from the Company’s independent auditor assurance pursuant to Section 10A of the Securities Exchange Act of 1934 that the auditor has not discovered in the course of its audit and reviews evidence of any illegal activity by the Company, or if such evidence shall have been discovered, detailed reports of any such activity.

15. The Audit Committee shall obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company’s subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s code of business conduct and ethics.

16. The Audit Committee shall review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company’s response to any such problems or difficulties and to any management letter. Such review should include:

(a) Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

(b) Any changes required in the planned scope of the internal audit.

(c) The internal audit department responsibilities, budget and staffing.

17. The Audit Committee shall review with management, the internal audit department and the independent audit or management’s assessment of the adequacy of the internal control structure and procedures of the Company for financial reporting (including any annual report on internal controls required in the annual report to shareholders), the resolutions of any identified material weaknesses in such internal control structure and procedures and the independent auditor’s attestation or report on management’s assessment of such internal control structure and procedures.

18. The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement and shall receive the information to be provided by the independent auditors for inclusion in the proxy statement, including with regard to fees relating to the audit.

19. The Audit Committee shall advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s code of business conduct and ethics. The Audit Committee shall review with corporate compliance officers and internal audit staff, and where appropriate the outside auditors, the Company’s policies and procedures regarding compliance with applicable laws and regulations, any significant issues noted during the implementation of such policies and procedures, and any significant changes recommended in the scope of such policies and procedures.

20. The Audit Committee shall review with the Company’s general counsel legal and regulatory matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from external counsel, regulators or governmental agencies.

21. The Audit Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

22. The Audit Committee shall meet at least annually with the chief financial officer and the members of management, the senior internal audit executive and the independent auditors, in separate executive sessions; and shall meet at least quarterly with the independent auditors in executive sessions.

23. The Audit Committee may form and delegate authority to subcommittees if determined to be necessary or advisable.

24. The Audit Committee shall make reports to the Board at the next regularly scheduled meeting following the meeting of the Audit Committee accompanied by any recommendation to the Board and shall keep a record of the Audit Committee’s acts.

25. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

26. The Audit Committee shall annually review its own performance.

27. The Audit Committee shall have the authority to engage, and obtain advice and assistance from, outside legal, accounting and other advisers, and the Company shall provide appropriate funding therefore as determined by the Audit Committee.

28. The Audit Committee shall have the authority to conduct or authorize investigations into any matters within the Audit Committee’s scope of responsibilities.

29. The Audit Committee shall have such other authority and responsibilities as may be assigned to it from time to time by the Board.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations of, or implement the policies and procedures recommended by the Audit Committee to assure compliance with, laws and regulations and the Company’s code of business conduct and ethics. This is the responsibility of management.

Adopted by the Board of Directors on February 16, 2005.

Annex B

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SAVVIS COMMUNICATIONS CORPORATION,

a Delaware corporation

SAVVIS Communications Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: The name of the Corporation is SAVVIS Communications Corporation.

SECOND: Pursuant to Section 242 of the Delaware General Corporation Law, the Board of Directors of the Corporation has duly adopted, and a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote as a class has duly approved, the amendment to the Amended and Restated Certificate of Incorporation of the Corporation, as amended, set forth in this Certificate of Amendment.

THIRD: That Article 4 of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, is amended to insert the following paragraph immediately following the last sentence of paragraph 4.1:

“Upon the filing and effectiveness (the “Effective Time”) of this Certificate of Amendment with the Delaware Secretary of State, every fifteen outstanding shares of Common Stock shall without further action by this Corporation or the holder thereof be combined into and automatically become one share of Common Stock. The number of authorized shares of Common Stock of the Corporation and the par value of the Common Stock shall remain as set forth in this Amended and Restated Certificate of Incorporation, as amended. No fractional share shall be issued in connection with the foregoing combination; all shares of Common Stock that are held by a stockholder will be aggregated for purposes of such combination and each stockholder shall be entitled to receive the number of whole shares resulting from the combination of the shares so aggregated. In lieu of any interest in a fractional share of Common Stock to which a stockholder would otherwise be entitled as a result of the foregoing combination of shares: (1) the Corporation shall, upon the surrender of such stockholder’s stock certificate(s), pay a cash amount to such stockholder equal to the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing sales prices of the Common Stock (as adjusted to reflect the combination of shares effected hereby) for the 20 trading days immediately prior to the Effective Time, as reported by the Nasdaq SmallCap Market; provided that if such price or prices are not available, or if the stock is no longer traded on the Nasdaq SmallCap Market, the fractional share payment shall be based on such other price as determined by the Board of Directors of the Corporation; or (2) the Corporation shall arrange for the disposition of fractional interests by those otherwise entitled thereto in the manner described below. The Board of Directors shall determine in its sole and absolute discretion which of the foregoing means shall be utilized for paying to stockholders the value of the fractional shares to which they otherwise would be entitled. If the Corporation arranges for the disposition of fractional interests by those entitled thereto, the aggregate of all fractional shares otherwise issuable to the holder of record of Common Stock shall be issued to Mellon Investor Services LLC, the transfer agent, as agent for the accounts of all holders of record of Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the Common Stock on the Nasdaq SmallCap Market at the time of sale. After such sale and upon the surrender of the stockholders’ stock certificates, the transfer agent will pay to the holders of record entitled thereto their pro rata share of the net proceeds derived from the sale of the fractional interests.”

FOURTH: That this Certificate of Amendment shall be effective as of     , on             .

IN WITNESS WHEREOF, SAVVIS COMMUNICATIONS CORPORATION has caused this Certificate to be signed by             , its             , who hereby acknowledges under penalties of perjury that the facts herein stated are true and that this Certificate is his act and deed, this      day of             .

SAVVIS COMMUNICATIONS CORPORATION

By:

Annex C

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SAVVIS COMMUNICATIONS CORPORATION,

a Delaware corporation

SAVVIS Communications Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: The name of the Corporation is SAVVIS Communications Corporation.

SECOND: Pursuant to Section 242 of the Delaware General Corporation Law, the Board of Directors of the Corporation has duly adopted, and a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote as a class has duly approved, the amendment to the Amended and Restated Certificate of Incorporation of the Corporation, as amended, set forth in this Certificate of Amendment.

THIRD: That Article 4 of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, is amended to insert the following paragraph immediately following the last sentence of paragraph 4.1:

“Upon the filing and effectiveness (the “Effective Time”) of this Certificate of Amendment with the Delaware Secretary of State, every twenty outstanding shares of Common Stock shall without further action by this Corporation or the holder thereof be combined into and automatically become one share of Common Stock. The number of authorized shares of Common Stock of the Corporation and the par value of the Common Stock shall remain as set forth in this Amended and Restated Certificate of Incorporation, as amended. No fractional share shall be issued in connection with the foregoing combination; all shares of Common Stock that are held by a stockholder will be aggregated for purposes of such combination and each stockholder shall be entitled to receive the number of whole shares resulting from the combination of the shares so aggregated. In lieu of any interest in a fractional share of Common Stock to which a stockholder would otherwise be entitled as a result of the foregoing combination of shares: (1) the Corporation shall, upon the surrender of such stockholder’s stock certificate(s), pay a cash amount to such stockholder equal to the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing sales prices of the Common Stock (as adjusted to reflect the combination of shares effected hereby) for the 20 trading days immediately prior to the Effective Time, as reported by the Nasdaq SmallCap Market; provided that if such price or prices are not available, or if the stock is no longer traded on the Nasdaq SmallCap Market, the fractional share payment shall be based on such other price as determined by the Board of Directors of the Corporation; or (2) the Corporation shall arrange for the disposition of fractional interests by those otherwise entitled thereto in the manner described below. The Board of Directors shall determine in its sole and absolute discretion which of the foregoing means shall be utilized for paying to stockholders the value of the fractional shares to which they otherwise would be entitled. If the Corporation arranges for the disposition of fractional interests by those entitled thereto, the aggregate of all fractional shares otherwise issuable to the holder of record of Common Stock shall be issued to Mellon Investor Services LLC, the transfer agent, as agent for the accounts of all holders of record of Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the Common Stock on the Nasdaq SmallCap Market at the time of sale. After such sale and upon the surrender of the stockholders’ stock certificates, the transfer agent will pay to the holders of record entitled thereto their pro rata share of the net proceeds derived from the sale of the fractional interests.”

FOURTH: That this Certificate of Amendment shall be effective as of     , on             .

IN WITNESS WHEREOF, SAVVIS COMMUNICATIONS CORPORATION has caused this Certificate to be signed by             , its             , who hereby acknowledges under penalties of perjury that the facts herein stated are true and that this Certificate is his act and deed, this      day of             .

SAVVIS COMMUNICATIONS CORPORATION

By:

PROXY CARD FOR THE COMMON STOCK

This proxy is solicited on behalf of the board of directors of SAVVIS Communications Corporation for the 2005 annual meeting of stockholders.

The undersigned, a stockholder of SAVVIS Communications Corporation, hereby appoints Jeffrey H. Von Deylen and Grier C. Raclin, and each of them, the proxies of the undersigned, with full power of substitution in each, and hereby authorizes them to represent and to vote at the 2005 annual meeting of stockholders to be held on May 17, 2005, and at any adjournment or postponement thereof all of the undersigned’s shares of common stock of SAVVIS Communications Corporation held of record on March 31, 2005, in the manner indicated on the reverse side hereof.

The undersigned acknowledges receipt of the notice of 2005 annual meeting of stockholders and the accompanying proxy statement.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side.

THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY WHEN EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED BELOW, “FOR” THE TWO PROPOSALS TO APPROVE TWO DIFFERENT AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION THAT WILL, IN THE BOARD’S DISCRETION, EFFECT TWO DIFFERENT REVERSE STOCK SPLITS AT THE RATIOS OF 1-FOR-15 AND 1-FOR-20, RESPECTIVELY, OF OUR OUTSTANDING COMMON STOCK AND TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2005.

Continued and to be signed on reverse side

Address Change/Comments (Mark the corresponding box on the reverse side)

ñFOLD AND DETACH HERE ñ

Please

Mark Here

For Address

Change or

Comments.

SEE REVERSE SIDE

The board of directors recommends a vote “FOR” each of the proposals listed below. Please mark an X in one box under each item.

ITEM 1. Election of ten (10) directors.

WITHHOLD AUTHORITY to vote for all nominees listed below.

FOR all nominees listed below.

Directors:

01 Robert A. McCormick, 02 John D. Clark, 03 John M. Finalyson, 04 Clifford H. Friedman, 05 Clyde A Heintzelman, 06 Thomas E. McInerney, 07 James E. Ousley, 08 James P. Pellow, 09 Jeffrey H. Von Deylen, and 10 Patrick J. Welsh.

2. PROPOSAL to approve an amendment to our certificate of incorporation the will effect a 1-for-15 reverse stock split.

3. PROPOSAL to approve an amendment to our certificate of incorporation the will effect a 1-for-20 reverse stock split.

4. PROPOSAL to ratify the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2005.

ABSTAIN, AGAINST, FOR, ABSTAIN, AGAINST, FOR, ABSTAIN, AGAINST, FOR

Instruction: To withhold authority to vote for any individual nominee(s), write the nominee’s(s’) name(s) in the space below.

Signature of stockholder(s)

Date

NOTE: Please sign as your name or names appear opposite. Joint owners, co-executors or co-trustees should both sign. Persons signing as attorney, executor, administrator, trustee or guardian should give their full title as such.

ñ FOLD AND DETACH HERE ñ

Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/svvs Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy in hand when you call.

OR

Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on the internet at www.savvis.net

PROXY CARD FOR THE SERIES A CONVERTIBLE PREFERRED STOCK

This proxy is solicited on behalf of the board of directors of SAVVIS Communications Corporation for the 2005 annual meeting of stockholders.

The undersigned, a stockholder of SAVVIS Communications Corporation, hereby appoints Jeffrey H. Von Deylen and Grier C. Raclin, and each of them, the proxies of the undersigned, with full power of substitution in each, and hereby authorizes them to represent and to vote at the 2005 annual meeting of stockholders to be held on May 17, 2005, and at any adjournment or postponement thereof all of the undersigned’s shares of Series A convertible preferred stock of SAVVIS Communications Corporation held of record on March 31, 2005, in the manner indicated on the reverse side hereof.

The undersigned acknowledges receipt of the notice of 2005 annual meeting of stockholders and the accompanying proxy statement.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side.

THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY WHEN EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED BELOW, “FOR” THE TWO PROPOSALS TO APPROVE TWO DIFFERENT AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION THAT WILL, IN THE BOARD’S DISCRETION, EFFECT TWO DIFFERENT REVERSE STOCK SPLITS AT THE RATIOS OF 1-FOR-15 AND 1-FOR-20, RESPECTIVELY, OF OUR OUTSTANDING COMMON STOCK AND TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2005.

Continued and to be signed on reverse side

Address Change/Comments (Mark the corresponding box on the reverse side)

ñ FOLD AND DETACH HERE ñ

Please

Mark Here

For Address

Change or

Comments.

SEE REVERSE SIDE

The board of directors recommends a vote “FOR” each of the proposals listed below. Please mark an X in one box under each item.

WITHHOLD AUTHORITY to vote for all nominees listed below.

FOR all nominees listed below.

ITEM 1. Election of ten (10) directors.

Directors:

01 Robert A. McCormick, 02 John D. Clark, 03 John M. Finalyson, 04 Clifford H. Friedman, 05 Clyde A Heintzelman, 06 Thomas E. McInerney, 07 James E. Ousley, 08 James P. Pellow, 09 Jeffrey H. Von Deylen, and 10 Patrick J. Welsh.

ABSTAIN, AGAINST, FOR, ABSTAIN, AGAINST,FOR, ABSTAIN, AGAINST,FOR

2. PROPOSAL to approve an amendment to our certificate of incorporation the will effect a 1-for-15 reverse stock split.

3. PROPOSAL to approve an amendment to our certificate of incorporation the will effect a 1-for-20 reverse stock split.

4. PROPOSAL to ratify the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2005.

Instruction: To withhold authority to vote for any individual nominee(s), write the nominee’s(s’) name(s) in the space below.

Signature of stockholder(s)

Date

NOTE: Please sign as your name or names appear opposite. Joint owners, co-executors or co-trustees should both sign. Persons signing as attorney, executor, administrator, trustee or guardian should give their full title as such.

ñ FOLD AND DETACH HERE ñ